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ENERGYSOUTH, INC.
2828 Dauphin Street
Mobile, Alabama 36606
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 25, 2008
To the Holders of Common Stock of
          ENERGYSOUTH, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of EnergySouth, Inc., a Delaware corporation (“EnergySouth” or the “Company”), will be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 25, 2008, at 10:00 o’clock a.m., Central Standard Time, for the purpose of:
1.	Electing two Directors of the Company to serve for terms expiring at the 2011 Annual Meeting of Shareholders and until their successors shall be duly elected and qualified.

2.	Considering and acting upon a proposal to approve the 2008 Incentive Plan of EnergySouth, Inc.

3.	Considering and acting upon such other and further business as may properly come before the meeting or any and all adjournments thereof.
The Board of Directors has fixed the close of business on December 6, 2007 as the record date for the determination of holders of the common stock of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Company common stock at the close of business on December 6, 2007 will be entitled to vote at the meeting.

By Order of the Board of Directors, G. EDGAR DOWNING, JR. Secretary
Mobile, Alabama
December 7, 2007
IMPORTANT: Even if you plan to be present at the meeting, you are urged to sign, date and promptly return the enclosed proxy, no matter how small your holdings, in order that the presence of a quorum may be assured. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

ENERGYSOUTH, INC.
PROXY STATEMENT
This Proxy Statement is furnished to the shareholders of EnergySouth, Inc. (the “Company”) in connection with the solicitation of the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 25, 2008, or any adjournment or adjournments thereof. This Proxy Statement, the accompanying form of Proxy and Notice of Annual Meeting of Shareholders, and the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2007 are first being mailed to shareholders on or about December 17, 2007.
PROXY AND SOLICITATION
The accompanying proxy is solicited on behalf of EnergySouth, Inc. for use at the Annual Meeting of the Shareholders of the Company to be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 25, 2008, at 10:00 o’clock a.m., Central Standard Time, and at any and all adjournments thereof, for the purposes set forth in the notice of the meeting annexed hereto and incorporated herein by this reference.
All costs and expenses of soliciting proxies will be borne by the Company. The Company’s costs of solicitation will include reimbursement of brokers and other persons for their expenses in sending proxy materials to their principals and obtaining their proxies. In addition, the Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies at an anticipated cost, including fees and reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company, of approximately $12,500.
Shareholders who execute proxies retain the right to revoke them at any time before they are voted by delivery of a written revocation to the Secretary of the Company. A proxy when executed and not so revoked will be voted in accordance therewith.
VOTING SECURITIES
As of December 6, 2007, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 8,093,273 shares of common stock, $.01 par value per share (“Common Stock”), of the Company outstanding, with each share entitled to one vote. A majority in number of votes, present in person or by proxy, constitutes a quorum for the transaction of business.

PROPOSAL 1
ELECTION OF DIRECTORS
Director Selection Process
The Board of Directors of the Company (the “Board”) maintains a standing Governance and Nominating Committee. Among other responsibilities, the Governance and Nominating Committee is responsible for evaluating and recommending to the full Board nominees to fill vacancies on the Board and for nominating directors to be elected or re-elected by the Company’s shareholders at each annual meeting.
The Governance and Nominating Committee has not established specific minimum age, education, experience or skill requirements for potential directors. The Governance and Nominating Committee is expected to take into account all factors that it considers appropriate in fulfilling its responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:
•	an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its shareholders; and

•	regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.
The Governance and Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s current directors and management as well as input from third parties, including executive search firms retained by the Board. The Governance and Nominating Committee will obtain background information about candidates, which may include information from directors’ and officers’ questionnaires and background and reference checks, and will interview such qualified candidates as it determines appropriate. The Company’s other directors will also have an opportunity to meet and interview such qualified candidates. The Governance and Nominating Committee will then determine, based on the background information and the information obtained in any interviews, whether to recommend to the Board that a candidate be nominated to the Board.
The Company has not implemented a formal policy concerning shareholder recommendations for director nominees, and the Board does not feel that such a formal policy is warranted at this time based on what it believes to be satisfactory experience to date in identifying director nominees without such a policy. However, a reasonable shareholder recommendation will be considered, in light of the particular needs of the Company and using the procedures set forth above, if the Board seeks input from third parties to identify potential nominees. Any such recommendation should be communicated to the Board as described in “Shareholder Communications with Directors” below. Although it does not presently anticipate doing so, the Board may consider adoption of a formal policy for shareholder recommendations for director nominees at such time as it believes that the Company’s circumstances warrant such consideration.

Nominees for Directorship
The Certificate of Incorporation of the Company provides that the number of directors shall be not less than seven or more than twelve, as determined from time to time by the Board. The Certificate of Incorporation provides that the Board shall be divided into three classes, with each class serving staggered three-year terms. In general, as close to one-third of the Board as is practicable is elected each year. The Certificate of Incorporation of the Company does not provide for cumulative voting in the election of directors.
Upon the recommendation of the Governance and Nominating Committee, the Board has determined to nominate Messrs. Walter A. Bell and Harris V. Morrissette for election at the 2008 Annual Meeting of Shareholders, to serve as directors until the 2011 Annual Meeting. Unless authority is withheld on a proxy, shares represented by the proxies received by the Company will be voted for the election as directors of the two nominees listed below. Each nominee is to be elected to serve until the Annual Meeting of Shareholders in 2011 and until his successor has been duly elected and qualified. Messrs. Bell and Morrissette are current directors. Proxies cannot be voted for more than two persons. Should any nominee be unable or unwilling to accept election, which the Company has no reason to believe will be the case, the proxy will be voted for a substitute nominee or nominees designated by the Company.
The vote of a majority of the shares of Common Stock cast by the shares entitled to vote is required for the election of directors under Proposal 1. Votes withheld in connection with the election of one or both of the nominees for director will not be counted as votes cast for or against such individuals. All abstentions and broker non-votes will be counted towards the establishment of a quorum.
The following table includes a brief account of the business experience of each nominee and director during the past five years, based on information received from the respective nominees and directors.

Name, Age, Principal Occupation During Past Five Years and Other Directorships	Director Since

Nominees to Serve until Annual Meeting of Shareholders in 2011:

WALTER A. BELL, 64, became Commissioner of Insurance of the State of Alabama in January of 2003 and served in 2007 as President of the National Association of Insurance Commissioners and serves as Vice Chairman of International Association of Insurance Supervisors. He retired in December of 2002 as Vice President, Corporate Diversity and Diversity Marketing, of the MONY Group, New York, New York, a financial services company, having served in that capacity since 1999. He served as National Director, Emerging Markets, of the MONY Group from 1995 to 1999.	2001

HARRIS V. MORRISSETTE, 48, is President of China Doll Rice and Beans, Inc., Saraland, Alabama and Chairman of Azalea Aviation, Inc., Mobile, Alabama. He serves as a member of the Board of Directors of BancTrust Financial Group, Inc., Mobile, Alabama, and as a Director of Williamsburg Investment Trust, Cincinnati, Ohio.	2000

Name, Age, Principal Occupation During Past Five Years and Other Directorships	Director Since

Directors to Serve until Annual Meeting of Shareholders in 2010:

C.S. “DEAN” LIOLLIO, 49, has served as President and Chief Executive Officer of the Company and of Mobile Gas Service Corporation since August 2006. He is a member of the Board of Directors of the Southern Gas Association and is a member of the American Gas Association Leadership Council. He also serves as Chairman of the Industrial Engineering Advisory Council at Texas A&M University and is a member of the Board of Directors of Providence Hospital, Mobile, Alabama. He served as Division President and Chief Operating Officer, Southern Gas Operations, of Centerpoint Energy from 2005 to August 2006, and served as President and Chief Operating Officer of Centerpoint’s Entex and Arkla natural gas distribution units from 2000 to 2005.
2006

ROBERT H. ROUSE, 52, is a member of Helmsing, Leach, Herlong, Newman & Rouse, P.C., Mobile, Alabama, a law firm. He serves as a member of the Advisory Board of Whitney National Bank, Mobile, Alabama.	2001

J.D. WOODWARD, 58, retired as Senior Vice President of Non-Utility Operations of Atmos Energy Corporation on April 1, 2006, having served in that capacity since April 1, 2001. He is the owner and CEO of Woodward Apple Springs, LLC, a natural gas gathering company, and Woodward Development, Inc., a property management company.	2007

Directors to Serve until Annual Meeting of Shareholders in 2009:

JOHN C. HOPE, III, 58, is President of Whitney Holding Corp and President and Chief Operating Officer of Whitney National Bank. He serves as non-executive Chairman of the Board of the Company. He serves as a member of the Board of Directors of Infirmary Health Systems, Inc., Mobile, Alabama.	1993

JUDY A. MARSTON, 64, is the owner of Judy Marston & Associates, Mobile, Alabama, a business consulting firm, and is a member of the Board of Trustees of Spring Hill College.	2000

S. FELTON MITCHELL, JR., 63, is President of S. Felton Mitchell, Jr., P.C., Mobile, Alabama, a law practice, and sole proprietor of S. Felton Mitchell, Jr., CPA, Mobile, Alabama, an accounting practice. He is President of The Vibroplex® Co., Inc., Mobile, Alabama, a manufacturer of amateur radio equipment.	1993

THOMAS B. VAN ANTWERP, 57, is Vice Chairman of the Board of the Company and served as President of Legal Professional Staffing, Inc., Atlanta, Georgia, from July of 1997 until June of 2004. He became Executive Director, Providence Hospital Foundation, Mobile, Alabama in June of 2004. He serves as a member of the Board of Directors of Merchants & Marine Bank, Pascagoula, Mississippi.	1993
Board Committees
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, and the Governance and Nominating Committee. Two Board committees were dissolved during the 2007 fiscal year. The Retirement Committee met three times during 2007 before it was dissolved and its duties were assumed by a management committee which reports to the Compensation Committee. The Risk Management Committee met once in 2007 before it was dissolved and its duties were assumed by a management committee which reports to the Audit Committee. These Board committees were dissolved to simplify the structure of the Board while eliminating redundancy and overlap in duties between different committees.

The table below includes the members of the current Board committees, a description of each committee and the number of meetings held by each committee during 2007.
BOARD COMMITTEES

Number of
Name of Committee and		Meetings in
Members	Description of Committee	2007
Audit: S. Felton Mitchell, Jr., Chair	• Appoints independent auditors and reviews recommendations made by auditors.	8
Walter A. Bell Harris V. Morrissette Robert H. Rouse	• Meets with auditors to review the scope of the audit to be conducted and receives the report of such audit with recommendations and advises the Board with respect thereto.
J.D. Woodward	• The Company’s independent public accountants have free access to the Audit Committee and meet with the Audit Committee both with and without management present.
• Members of the Audit Committee are all independent directors as defined in the NASDAQ Marketplace Rules.

Compensation: Robert H. Rouse, Chair John C. Hope, III	• Reviews and makes recommendations to the Board on establishing salaries and other compensation, including stock options, for the officers of the Company and its subsidiaries.	8
Judy A. Marston Thomas B. Van Antwerp	• Oversees the administration of the Company’s pension and retirement programs.
J.D. Woodward	• Members of the Compensation Committee are all independent directors as defined in the NASDAQ Marketplace Rules.

Executive: John C. Hope, III, Chair C.S. Liollio	• Exercises all powers of the Board in the management of the business and affairs of the Company between meetings of the Board, except as restricted by the bylaws of the Company and applicable law.	1
Harris V. Morrissette Robert H. Rouse	• Action by the Executive Committee is reported at the Board meeting next succeeding such action.
Thomas B. Van Antwerp	• Except for Mr. Liollio, members of the Executive Committee are all independent directors as defined in the NASDAQ Marketplace Rules.

Governance and Nominating:	• Has oversight of the composition of the Board and its committees.	4
Harris V. Morrissette, Chair	• Identifies and recommends director nominees.
Walter A. Bell	• Determines non-employee directors’ compensation.
John C. Hope, III	• Maintains statement of corporate governance guidelines.
Judy A. Marsto Thomas B. Van Antwerp	• Coordinates performance evaluations of the Board and its committees.
• Members of the Governance and Nominating Committee are all independent directors as defined in the NASDAQ Marketplace Rules.
The Board has adopted an Audit Committee Charter, a Compensation Committee Charter and a Governance and Nominating Committee Charter. The respective committee charters are available to shareholders on the Company’s web site, www.energysouth.com.

Executive sessions of the independent members of the Board are conducted at least five times annually. Portions of Board meetings are periodically devoted to director education and directors periodically attend programs to increase their knowledge of Company and industry information. During the 2007 fiscal year, Mr. Van Antwerp and Ms. Marston attended the University of Georgia Directors’ College and Messrs. Mitchell and Morrissette attend a FAS 133 seminar sponsored by Ernst and Young.
Attendance
It is the policy of the Company that directors are expected to attend all Board meetings as well as the Company’s Annual Meeting of Shareholders. All directors attended the 2007 Annual Meeting of Shareholders. There were eight meetings of the full Board in fiscal 2007.
Director Compensation
For the 2007 fiscal year, fees paid to non-employee members of the Board were $4,500 per quarter. The Chairman of the Board received an additional $3,000. The Chairs of each of the Audit Committee and the Compensation Committee received an additional $2,000. The Chairs of each of the Risk Management Committee, the Retirement Committee and the Governance and Nominating Committee received an additional $1,000. Directors also received $1,000 per Board meeting attended, and directors who served on Board committees received $500 per committee meeting attended. Directors who were also employees of the Company or its subsidiaries did not receive fees for service on the Board or its committees.
Effective August 1, 2007, non-employee members of the Board will receive an annual fee of $60,000, payable quarterly. The Chairman of the Board will receive an additional $10,000 and the Vice Chairman of the Board will receive an additional $2,500. The Chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee will receive and additional $7,500, $5,000 and $2,500, respectively. Directors who are also employees of the Company or its subsidiaries will not receive fees for service on the Board or its committees. No fees were paid to directors under the new fee structure during fiscal 2007.
Pursuant to the Amended and Restated Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”), directors may make an advance election to defer director’s fees, and to have such deferred fees treated as though invested in Common Stock or as cash earning interest at the prime rate. Messrs. Hope, Morrissette, Rouse, Van Antwerp and Woodward elected to defer all or a portion of director’s fees payable to them during fiscal year 2007. All elected to have their deferred fees be treated as if invested in Common Stock.
On April 1, 2004, the Company amended the Deferred Fee Plan to provide that deferred fees treated as though invested in Common Stock would be payable solely in Common Stock and established a non-qualified grantor trust (the “Trust”) to assist in meeting obligations under the Plan which are funded through the issuance of Common Stock. After the amendment of the Deferred Fee Plan and the establishment of the Trust, the Company is no longer required to record compensation expense based on the change in market value of Common Stock. The assets held in the Trust are intended to be used to pay benefits payable under the Plan, but are subject to, among other things, the claims of general creditors of the Company. At September 30, 2007, approximately 78,000 shares of Common Stock had been issued to the Trust. There are 12,000 shares of the Company’s authorized but unissued Common Stock reserved for issuance to fund the deferred compensation obligations under the Plan.

2007 DIRECTOR COMPENSATION TABLE

	Fees
	Earned	All Other
	or Paid in	Compensation	Total
Name	Cash ($)	($)(1)	($)

Walter A. Bell	$31,000	$28	$31,028
Harris V. Morrissette	$31,500	$28	$31,528
J.D. Woodward	$22,000	$28	$22,028
Robert H. Rouse	$35,500	$28	$35,528
John C. Hope, III	$34,000	$28	$34,028
Judy A. Marston	$31,000	$28	$31,028
S. Felton Mitchell, Jr.	$32,500	$28	$32,528
Thomas B. Van Antwerp	$32,750	$28	$32,778
Gaylord C. Lyon(2)	$8,000	$28	$8,028
G. Montgomery Mitchell(2)	$8,250	$28	$8,278
Walter L. Hovell(2)	$7,500	$28	$7,528

(1)	Premium cost for the 2007 fiscal year for accidental death and dismemberment insurance of $200,000 for each director traveling on Company business. The Company is not designated as the beneficiary under the policy.

(2)	Messrs. Lyon, Mitchell and Hovell retired from the Board of Directors at the 2007 Annual Meeting of Shareholders on January 26, 2007. The amounts shown represent fees paid to them for service prior to their retirement.
Corporate Governance
The Company has a long history of having a non-executive Chairman of the Board. Presently John C. Hope, III, an independent director, serves as non-executive Chairman of the Board. The Board has determined that all directors except Mr. Liollio are independent directors under Rule 4200 of the NASDAQ Marketplace Rules.
Shareholder Communications with Directors
The Company has not instituted a formal process for shareholders to send communications to the Board of Directors. However, informal processes exist by which communications sent to the Board of Directors are forwarded to the Secretary of the Company. The Board of Directors believes this process has adequately served the needs of the Board of Directors and the Company’s shareholders. Shareholders may direct communications intended for the Board of Directors to the Secretary of the Company at EnergySouth, Inc., P.O. Box 2607, Mobile, Alabama 36652. Copies of appropriate communications will be circulated to the Board of Directors.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This Compensation Discussion and Analysis is intended to help shareholders understand the Company’s executive compensation philosophy, objectives, elements, policies and practices. It is also intended to provide information relating to compensation decisions regarding the Company’s Chief Executive Officer, Chief Financial Officer and the other executive officers included in the 2007 Summary Compensation Table. Those officers, who are sometimes referred to herein as the “Named Executive Officers,” are:
•	C.S. “Dean” Liollio, President and Chief Executive Officer of the Company

•	Charles P. Huffman, Executive Vice President and Chief Financial Officer of the Company

•	Benjamin J. Reese, President and Chief Operating Officer of EnergySouth Midstream, Inc., the Company’s natural gas storage, pipeline transportation and midstream services subsidiary

•	Gregory H. Welch, President and Chief Operating Officer of Mobile Gas Service Corporation, the Company’s natural gas distribution subsidiary

•	G. Edgar Downing, Jr., Senior Vice President, General Counsel and Secretary of the Company

•	John S. Davis, served as Vice Chairman of the Company until his retirement on July 1, 2007
Executive Compensation Objectives
     The Company’s two primary compensation objectives are to provide a competitive compensation package that will enable the Company to attract and retain highly-qualified executives and to provide a significant amount of variable compensation contingent upon objectively-measured performance, so as to align executive interests with those of shareholders. The following principles and guidelines provide a framework for the Company’s overall executive compensation program:
•	Alignment with Shareholders’ Interests — Executives’ interests are more directly aligned with the interests of the Company’s shareholders when compensation programs emphasize short- and long-term performance, business objectives and the strategic focus for each of the Company’s business units, and are impacted by the value of the Company’s stock.

•	Competitiveness — To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term shareholder value, the Company’s total compensation and benefits must be competitive and reflect the value of each executive’s position in the market and within the Company.

•	Motivate Achievement of Financial and Strategic Goals — The most effective way to reach the Company’s short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of the Company’s stock.

•	Reward Superior Performance — While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.

Executive Compensation Process
     The philosophy, objectives, elements, policies and practices of compensation for the Company’s executive officers are set by the Compensation Committee. The Compensation Committee, which is comprised solely of independent directors, reviews and approves the features and design of the Company’s executive compensation program, and approves the compensation levels, individual goals, objectives and financial targets for the Company’s executive officers. The Compensation Committee also reviews and assesses the relationship between the Company’s executive compensation program and the achievement of financial goals and strategic objectives.
     At the beginning of each fiscal year, the Compensation Committee considers recommendations from Mr. Liollio, the Company’s President and Chief Executive Officer (the “CEO”), in making decisions regarding the executive compensation program and compensation of executive officers other than himself. As part of the annual compensation planning process, the CEO recommends performance and financial measures, weighting and targets for the Company’s incentive compensation programs to the Compensation Committee.
     After input from the CEO and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the target level of each compensation element for executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s compensation history, including base salary, annual cash incentive and equity awards and also reviews the types and levels of other benefits such as retirement plans, severance and change in control agreements, health plans and other personal benefits.
     In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short- and long-term performance and financial measures, weighting and targets. The specific measures, weighting and targets are determined in accordance with the Company’s Officers’ Incentive Compensation Plan and, with respect to Messrs. Liollio and Reese, in accordance with their respective employment agreements. See “Officers’ Incentive Plan,” "Agreements with Mr. Liollio,” and “Agreement with Mr. Reese” below. Under both the Officers’ Incentive Compensation Plan and the respective employment agreements, the Compensation Committee retains discretion in establishing performance and financial measures, weighting and targets consistent with the Company’s overall compensation philosophy and objectives.
     At the end of each fiscal year, the CEO presents to the Compensation Committee his evaluation of each executive officer’s performance during the previous year. Such evaluation includes an assessment of achievement of objectives for the executive established at the start of the fiscal year and other accomplishments during the fiscal year. The CEO makes specific recommendations to the Compensation Committee for each executive officer. In accordance with the formula set forth in the Company’s Officers’ Incentive Compensation Plan, as modified by the terms of any applicable employment agreement, the CEO determines the amount of the annual cash incentive bonus for each executive officer based on achievement of performance and financial goals and measures. The CEO provides the Compensation Committee with the amount of the annual cash incentive bonus for each executive officer determined in accordance with the formula, together with a recommendation for an adjustment, if any, determined by the CEO to be appropriate in his discretion.
     The Compensation Committee also conducts a performance review of the CEO. During such review, the Compensation Committee evaluates the CEO’s achievement of agreed-upon performance goals and objectives established at the start of the year, overall performance, the CEO’s personal self-evaluation of his effectiveness over the past year and other accomplishments.

     The Compensation Committee reviews the determinations and recommendations submitted by the CEO and evaluate the overall performance of each executive officer and the achievement of Company objectives, business unit and personal objectives. Based on the recommendations submitted by the CEO, and any adjustments determined to be appropriate in the Compensation Committee’s discretion, and consistently with the Officers’ Incentive Compensation Plan and the employment agreements with Messrs. Liollio and Reese, the Compensation Committee determines the amount of the annual and long-term incentive awards for each executive officer, as well as any adjustments to base salary for the upcoming fiscal year.
Competitive Benchmarking
     The Company uses a peer group of companies as a reference for determining competitive total compensation packages. The Compensation Committee periodically reviews the peer group of companies to ensure that its members are still appropriate for comparison purposes. The Compensation Committee established the following peer group of companies in May of 2007 (the “2007 Peer Group”):

AGL Resources, Inc.	Laclede Group (The)	RGC Resources, Inc.
Atmos Energy Corp.	New Jersey Resources Corp.	SEMCO Energy, Inc.
Delta Natural Gas Company, Inc.	Peoples Energy Corp.	South Jersey Industries, Inc.
Energy West, Inc.	Piedmont Natural Gas Co., Inc.	WGL Holdings, Inc.
     The 2007 Peer Group companies were selected due to the similarity of their businesses to the Company’s, as well as their size and scope of operations relative to the Company’s. For compensation purposes, this group provides a limited view of the available labor market. Therefore, the Company supplements data developed from the 2007 Peer Group with market pay data from the energy industry and general industry salary surveys. This provides the Company with a much broader view of market practices and provides the Compensation Committee with a more accurate understanding of broader labor market trends and practices.
     While the Compensation Committee reviews benchmark data in setting base salaries, annual cash incentives and long-term incentives to be consistent with competitive practices within the industry and the markets in which the Company competes for executive talent, it retains discretion in setting executive compensation, and as a result compensation for an executive may differ materially from the benchmarks and is influenced by factors including experience, position, tenure, individual and organization factors, retention needs and other factors.
Elements of Compensation Program
     The Company’s executive compensation program has three primary components intended to facilitate the Company’s overall compensation objectives. These three primary components are:
•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives in the form of stock options.
     In addition to the three primary components, the Company also provides its executives with retirement, health and welfare, severance, change in control and other personal benefits as described below.

Base Salary and
How Base Salary is Determined
General Considerations
     The Company pays a base salary for services rendered during the year to attract and retain leadership talent based on each executive officer’s level and amount of responsibility. The Compensation Committee reviews executive base salaries on an annual basis as well as when there is a substantial change in responsibilities.
2007 Base Salary for Named Executive Officers
     Mr. Liollio became President and Chief Executive Officer of the Company effective August 1, 2006. Mr. Liollio’s initial base salary of $325,000 was established in accordance with the Company’s executive compensation objectives discussed above. Effective August 1, 2007, the Compensation Committee determined that a base salary increase by 23% from $325,000 to $400,000 was appropriate for Mr. Liollio based on attainment of certain Company goals and objectives, including developing an updated strategic plan, overseeing the expansion of the Company’s natural gas storage facilities and implementing the transition of the Company’s business model to capture growth oriented opportunities significantly ahead of schedule. The increase in base salary recognizes Mr. Liollio’s contribution to the overall change in the Company’s business model and provides a base salary closer to the median for chief executive officers of companies included in the 2007 Peer Group.
     Mr. Reese became President and Chief Operating Officer of EnergySouth Midstream, Inc., the Company’s natural gas storage, pipeline transmission and midstream business unit, effective April 2, 2007. Mr. Reese’s initial base salary of $245,000 was established in accordance with the Company’s executive compensation objectives discussed above.
     Mr. Welch became President and Chief Operating Officer of Mobile Gas Service Corporation, the Company’s natural gas distribution business unit, effective April 2, 2007. Mr. Welch was formerly President and Chief Operating Officer of Bay Gas Storage Company, Ltd., the Company’s natural gas storage business unit. In connection with Mr. Welch’s change in responsibilities, the Compensation Committee determined that a base salary increase of 8.33% from $180,000 to $195,000 was appropriate based on Mr. Welch’s increased level of responsibilities and the appropriate market level for a chief operating officer of similarly sized natural gas distribution businesses. In December of 2006, the Compensation Committee determined that a base salary increase of 12.5% from $160,000 to $180,000 was appropriate based on Mr. Welch’s role in the expansion of the natural gas storage business unit and the appropriate market level for a chief operating officer of similarly sized natural gas storage businesses.
     In December of 2006, the Compensation Committee determined that base salary increases were appropriate for Messrs. Huffman and Downing. Mr. Huffman’s base salary was increased in fiscal 2007 of 5.7% from $185,500 to $196,000, reflecting adjustments as a result of a determination of the appropriate market level based on Mr. Huffman’s experience and level of responsibility. Mr. Downing’s base salary was increased in fiscal 2007 of 7.5% from $160,000 to $172,000, reflecting adjustments as a result of a determination of the appropriate market level based on Mr. Downing’s experience and level of responsibility.
     The Compensation Committee generally targets base salary at the 75th percentile of peer group companies for the Company’s Chief Financial Officer and EnergySouth Midstream, Inc. executive officers and at the 50th percentile for all other executive officers. This is based on the Company’s overall compensation philosophy and competitive market conditions associated with the hiring and retention of the Chief Financial Officer and midstream business unit employees.

     As discussed in “Agreements with Mr. Davis” below, the Company and Mr. Davis, the Company’s former chief executive officer, entered into a letter agreement on July 6, 2006 which provided for Mr. Davis to continue to receive his then current base salary for a period that ended on his retirement effective July 1, 2007. The Compensation Committee determined that such base salary payments were appropriate to compensate Mr. Davis for service as Vice Chairman of the Company during the Company’s transition period to a new chief executive officer.
Annual Incentive Pay and
How Annual Incentive Pay is Determined
General Considerations
     The Company uses annual cash incentives to reward executive officers for the achievement of annual performance objectives at the Company, business unit and individual level.
Officers’ Incentive Plan
     Annual incentive awards are generally made under the Company’s Officers’ Incentive Compensation Plan (the “Officers’ Incentive Plan”) which became effective as of the fiscal year beginning October 1, 1996. The Officers’ Incentive Plan provides a formula for determining annual cash incentive bonuses for executive officers and allows the Compensation Committee to make adjustments to any incentive payment determined to be appropriate in the Compensation Committee’s discretion. The Company has also entered into employment agreements with Messrs. Liollio and Reese (discussed in “Agreements with Mr. Liollio” and “Agreement with Mr. Reese” below) which include modifications to the Officers’ Incentive Plan determined to be appropriate for such officers by the Compensation Committee based upon the compensation objectives of the Company and the responsibilities of such officers.
     Under the Officers’ Incentive Plan, cash incentive awards to executive officers, computed as a percentage of base salary, are made by the Compensation Committee based on three performance measures (the first two being referred to as “Company Objectives” and the third being referred to as “Business Unit and Personal Objectives”):
•	The Company’s Return on Common Equity (“ROE”), compared to the ROE of a group of peer companies.

•	The Company’s earnings per share (“EPS”) compared to a threshold, target and maximum EPS goal established by the Compensation Committee.

•	Specific business unit and/or personal performance goals and objectives established annually for each participant in the Officers’ Incentive Plan.
     The target level of performance for Company ROE is the seventy-fifth (75th) percentile when compared to the results of the peer group. The 2007 peer group for purposes of determining ROE performance consisted of the companies comprising the 2007 Peer Group, with the addition of Chesapeake Utilities Corp, Corning Natural Gas Corp, National Fuel Gas Company, Northwest Natural Gas Company, Southern Union Company, and Southwest Gas Corp., and the deletion of Peoples Energy Corp. (the “2007 ROE Peer Group”). Performance at the seventy-fifth (75th) percentile when compared to the 2007 ROE Peer Group will indicate an award of 100% of this portion of the annual incentive award. The threshold performance level is the fiftieth (50th) percentile, below which no award is paid for this performance measure. Performance at the 50th percentile will result in payment of 50% or one-half of this portion of the award. Performance between the 50th and the 75th percentiles is interpolated to determine an award between 50% and 100%. Performance between the 75th and 100th percentile is interpolated to determine an award between 100% and 150% (which is the maximum) for this component of the total award.

     The Compensation Committee annually selects a target amount of earnings per share (“EPS”) that it, in its sole discretion, deems appropriate for the coming year. Performance at that level will indicate an award of 100% of this portion of the annual incentive award. The threshold performance level has historically been the prior year’s actual EPS result. Performance at this level will result in payment of 50% of this portion of the award; performance below the threshold will result in no payment for this portion of the award. The Compensation Committee annually establishes a maximum EPS performance level, achievement of which will result in payment of 150% of this portion of the annual incentive award. Awards for performances between threshold EPS and target EPS are interpolated between 50% and 100%. Awards for performance between target EPS and the maximum EPS are interpolated between 100% and 150%. This portion of the award is capped at 150% of the target award regardless of how far the goal is exceeded.
     Business unit and/or personal goals and objectives for each executive officer are recommended by the CEO to the Compensation Committee for approval. The Compensation Committee, in its sole discretion, may modify, delete or add to this list of recommended personal goals and objectives. The criteria used to set personal goals and objectives are subjective and may change from year to year based on the Compensation Committee’s determination of factors that influence Company performance. They may include such measurements as new customers, productivity, customer retention, cost control, revenue, cost per customer, adoption of new technology, safety performance, and other criteria. With respect to the midstream business unit, additional considerations may include completion of additional natural gas storage caverns, contracting for storage and other measures relating to the expansion and growth of the midstream business unit. Payment of an award for this portion of the Officers’ Incentive Plan is based on the Compensation Committee’s annual assessment of the individual contribution of each executive officer and the degree to which the performance goals and objectives are met or exceeded. Awards range from 50% to 150% of the target award for this component of the annual incentive award.
     The threshold, target and maximum award levels computed as a percentage of base salary for each of the Named Executive Officers under the Officers’ Incentive Plan and as described in “Employment and Other Agreements” below are as follows:

Name	Threshold	Target	Maximum

C.S. Liollio	0	40%	80%
Charles P. Huffman	0	30%	60%
Benjamin J. Reese(1)	0	100%	200%
Gregory H. Welch	0	25%	50%
G. Edgar Downing, Jr.	0	25%	50%

(1)	Awards to Mr. Reese under his Employment Agreement with the Company will commence in 2008; see discussion in “Agreement with Mr. Reese” below.
     The relative weighting of the performance metrics described above varies by individual. For Mr. Liollio, the Compensation Committee places 100% weighting on Company objectives. For Mr. Reese, who has primary management responsibility for the Company’s midstream business unit, 100% weighting is placed on midstream business unit objectives and personal goals and objectives related to the performance of the business unit. For Mr. Welch, who has primary management responsibility for the Company’s distribution business unit, the relative weighting includes two parts, with 75% emphasis on distribution business unit and personal goals and objectives and 25% emphasis on Company objectives. For 2007, Mr. Welch’s annual incentive award took into account his mid-year transition to the Company’s distribution business unit and included assessment of both distribution and natural gas storage performance metrics. For all other Named Executive Officers, the Compensation Committee places 75% weighting on Company objectives and 25% emphasis on distribution business unit and personal goals and objectives.

     The relative weighting of the performance metrics for each of the Company’s business units is based on the strategic focus for the respective business units. The allocation of 100% of Mr. Reese’s incentive award to the midstream business unit is intended to motivate Mr. Reese to continue the profitable growth of the business unit by placing more of his overall compensation “at-risk” by tying awards directly to the performance of the midstream business unit. For distribution unit officers, weighting of performance metrics is intended to take into account the regulated returns of the distribution business unit and provide less “at-risk” compensation tied to the Company’s overall performance.
2007 Annual Incentive Awards for Named Executive Officers
     For fiscal 2007, the Compensation Committee approved an annual cash incentive payment for Mr. Liollio of $320,000, or 80% of base salary. The amount of the award was based on achieving objectives of the Compensation Committee at maximum levels, including, but not limited to, ROE, EPS, total shareholder return for the fiscal year and an upward adjustment for achievement of personal goals and objectives. Personal goals and objectives included developing an updated strategic plan, overseeing the expansion of the Company’s natural gas storage facilities and implementing the transition of the Company’s business model to capture growth oriented opportunities significantly ahead of schedule.
     Mr. Huffman received an annual cash incentive award of $100,000, or approximately 51% of base salary, determined in accordance with the Officers’ Incentive Plan and based on achievement of Company ROE, EPS and distribution business unit goals. In addition, Mr. Huffman’s award includes a discretionary adjustment recognizing his contribution to the installation of the Company’s new customer information system and certain Company financing initiatives in support of growth objectives.
     Mr. Reese received an annual cash incentive award of $255,000, or approximately 104% of base salary. The amount of the award was based on achieving significantly ahead of schedule objectives set by the CEO and Compensation Committee to develop and structure the midstream business unit to meet growth objectives. This included recruitment of staff, installation of appropriate business systems and accompanying technology, and successful addition of assets strategically aligned to meet growth objectives. Because Mr. Reese’s employment agreement provides for annual incentive awards to commence in 2008, the 2007 award to Mr. Reese was determined in the discretion of the Compensation Committee.
     Mr. Welch received an annual cash incentive award of $73,000, or approximately 34% of base salary, determined in accordance with the Officers’ Incentive Plan and based on achievement of Company ROE, EPS, and distribution business unit goals for the second half of the year and natural gas storage business unit goals for the first half of the year, including the successful negotiation of additional natural gas storage capacity.
     Mr. Downing received an annual cash incentive award of $66,000, or approximately 42% of base salary, determined in accordance with the Officers’ Incentive Plan and based on achievement of Company ROE, EPS and distribution unit goals. In addition, Mr. Downing’s award includes a discretionary adjustment recognizing his support of the Company’s growth initiatives.
     Mr. Davis received no annual incentive award in accordance with his transition agreement with the Company. See “Agreements with Mr. Davis” below.
     The awards made to Messrs. Liollio, Huffman, Welch and Downing reflect that the targeted levels of performance for ROE and EPS were exceeded. The Company’s ROE was 134% of the targeted goal. The Company’s EPS were $1.99, or 150%, of the targeted goal. The award to Mr. Reese reflects 200% achievement of midstream business unit objectives prorated for approximately half of the 2007 fiscal year.

Long-Term Compensation/Equity Incentives and
How Long-Term Compensation is Determined
General Considerations
     Consistent with the Company’s compensation objectives discussed above, long-term incentives in the form of stock options have been granted since fiscal year 1995. Long-term incentives are the component of compensation that ties the interest of the individual executive directly to the interests of the shareholders. Long-term incentives also serve as a retention tool.
     The relative value of long-term incentives has historically been de-emphasized under the Company’s compensation philosophy. For a discussion of certain changes to the Company’s long-term incentive program for the upcoming fiscal year, see “2008 Changes to Compensation Policies” below.
     All option awards are made by the Compensation Committee and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. All options are priced at not less than the fair market value of Common Stock on the grant date (defined as the mean between the highest and lowest quoted selling price on the grant date), as provided under the 2003 Stock Option Plan of EnergySouth, Inc.
     Upon a Change in Control of the Company as defined in the 2003 Stock Option Plan of EnergySouth, Inc, all outstanding Options that have been granted under the plan shall become fully exercisable.
2007 Long-Term Incentive Awards
     A listing of stock options granted to the Company’s Named Executive Officers in fiscal 2007 appears in the 2007 Grant of Plan-Based Awards Table below.
     Mr. Liollio received a stock option award based on a target of 90% of his base salary. The award was made in accordance with his employment agreement. See “Agreements with Mr. Liollio” below. Mr. Reese received a one-time stock option grant of 43,600 shares in accordance with the terms of his employment agreement. See “Agreement with Mr. Reese” below.
     The option awards to each of Messrs. Liollio and Reese were negotiated in connection with their hiring by the Company and are intended to be consistent with the Company’s philosophy of offering competitive compensation awards to attract the best qualified executives and are intended to align executive officers’ interests with those of Company shareholders by tying overall compensation to the value of Company stock. See “Executive Compensation Objectives” above.
     Messrs. Huffman, Welch and Downing each received a stock option award based on a target of 40% of their respective base salaries. The awards are intended to align executive officers’ interests with those of Company shareholders by tying overall compensation to the value of Company stock.
Retirement Benefits
Employee Savings Plan
     The Employee Savings Plan is a qualified voluntary contributory retirement plan under Section 401(k) of the Internal Revenue Code established on September 1, 1988. Employees must be 21 years of age to participate. Effective October 1, 2007, the Company eliminated the eligibility requirement of one year of employment. Eligible employees, including the Named Executive Officers, can invest up to 50% of their base salary in the plan, subject to statutory maximums. Employee contributions vest immediately and can be allocated among a stable value fund, bond funds or equity funds, as directed by the employee. The Company makes a matching contribution equal to 50% of an employee’s contribution, but not more than 3% of the employee’s base salary.
     Company contributions, initially invested in Common Stock, can be allocated among a stable value fund, bond funds or equity funds, as directed by the employee, and are vested in cumulative increments of 20% for each of the first five years of an employee’s service. Participants may withdraw their contributions or borrow from their accounts, subject to certain conditions.
Employees’ Retirement Plan
     The Employees’ Retirement Plan is a defined benefit plan which covers all full-time employees, including the Named Executive Officers, upon attainment of age 21. Benefits are generally based on various percentages of regular basic compensation (defined as regular remuneration including commissions, but excluding bonuses, overtime, or special pay) for each year of the individual’s service, but for persons employed before December 1, 1999 if the resulting benefit is greater, is based upon the highest average compensation during five continuous years of employment, proportionately reduced for years of service less than twenty and reduced by 70% of Social Security benefits. Participants are vested after five years of continuous service and are eligible for early retirement at or after age 55 with ten years of credited service as defined by the plan. Participants bear no costs of the Plan.
     Mr. Liollio participates in a Restoration Pension Plan which provides him with the benefits that he would have received under the Employees’ Retirement Plan but for the limitations on compensation and benefits imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code. The Restoration Pension Plan is unfunded and is maintained primarily for the purpose of providing service-vesting deferred compensation to Mr. Liollio, to ensure his continued services to the Company and enable him to accrue the retirement benefits he would accrue in the absence of IRS limitations on qualified plans, including the Employees’ Retirement Plan.
Health & Welfare Benefits
     The Company maintains welfare benefit programs for its employees, including medical and prescription coverage, dental and vision programs, life insurance, short-term disability as well as customary vacation, leave of absence and other similar policies. The Company’s executive officers are eligible to participate in these programs on the same basis as other salaried employees. The Company also offers a long-term disability plan to all employees. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and other Company or government provided disability benefits. Eligible compensation for the purposes of the long-term disability plan is limited to $10,000 per month.
Severance and Other Post-Termination Compensation
     The Company utilizes post-termination benefits to remain comparable with the practices of its peers, thereby ensuring a competitive executive compensation program. See discussions under "Agreements with Mr. Liollio,” “Agreement with Mr. Reese,” and “Change in Control Agreements” below.
Perquisites
     The Company provides certain equipment, facilities, benefits and services to various officers to assist them in performing their corporate responsibilities and duties in connection with the business of the Company, such as life and accidental death and dismemberment insurance, automobile allowances and club memberships. The Summary Compensation Table does not include the value of such equipment, facilities and services which are not attributable to personal use by the recipient, or because the aggregate cost to the Company of such personal benefits with respect to any executive officer named in the Summary Compensation Table did not exceed $10,000.

Employment and Other Agreements
Agreements with Mr. Liollio
     On June 26, 2006, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Liollio confirming the terms of the offer to Mr. Liollio for employment by the Company as President and Chief Executive Officer. The Letter Agreement was replaced by an Employment Agreement between Mr. Liollio and the Company made on October 27, 2006 and effective as of August 1, 2006 (as amended, the “Agreement”). The Agreement provides for Mr. Liollio to serve as the Company’s President and Chief Executive Officer with duties and responsibilities commensurate with such position for a term of three (3) years commencing on August 1, 2006, subject to termination in certain events and to extension by mutual agreement in writing. Under the Agreement, Mr. Liollio received an employment bonus of $60,000 upon his family’s establishment of residency in Mobile, Alabama, and reimbursement for reasonable out-of-pocket expenses incurred in connection with his relocation to Mobile, including moving expenses and certain expenses incurred in connection with the sale of his former home and purchase of a home in Mobile.
     The Agreement, as amended effective August 1, 2007, provides for a base salary of not less than $400,000 and for an annual cash incentive award under the Company’s Officers’ Incentive Plan. The incentive award will range from 0% to 80% of base salary based upon mutually-agreed reasonable performance goals and measures, with a target annual incentive cash award of 40% of base salary. The Agreement also provides for a long-term incentive award targeted at 90% of base salary.
     In recognition of Mr. Liollio’s loss of certain incentive compensation upon employment by the Company, the Company will pay compensation (the “Restoration Compensation”) consisting of a cash award of $750,000, payable in equal installments on the first, second and third anniversary dates of his employment, and a cash performance award determined by multiplying $250,000 by a fraction, the denominator of which shall be the average value of the Company’s common stock immediately before his employment by the Company and the numerator of which shall be the average value of the Company’s common stock immediately before the third anniversary of his employment, provided that the amount of the cash performance award shall be not less than $0 and not greater than $500,000. Pursuant to the Agreement, the Company also entered into a supplemental deferred compensation plan being the Restoration Pension Plan described under “Employees’ Retirement Plan” above, to provide benefits to Mr. Liollio that otherwise would have been payable under the Company’s pension plan but for the limitations imposed by certain sections of the Internal Revenue Code, for his participation in retirement and group benefit plans available to other Company employees, for vacation benefits and for a $1,000 monthly automobile allowance.
     The Agreement specifies circumstances in which the Company and Mr. Liollio, respectively, may terminate employment under the Agreement, including for death or disability, voluntary termination by Mr. Liollio or by the Company, termination by Mr. Liollio for good reason as defined in the Agreement and termination by the Company for cause as defined in the Agreement.
     In the event of termination of employment due to death or disability, the Company will pay to Mr. Liollio or his legal representative any accrued but unpaid base salary; any annual cash incentive award and any long-term incentive award that has been awarded but unpaid; Restoration Compensation, whether or not vested; and amounts payable under the Restoration Pension Plan.
     In the event of termination by the Company without cause or by Mr. Liollio with good reason, in addition to the amounts described above, the Company will pay a cash benefit equal to two times Mr. Liollio’s base salary and his target annual cash incentive award for the calendar year in which the termination occurs, and will extend medical and life insurance coverage until the earlier of the second anniversary of the termination or his re-employment with another employer. In the event of termination for any of the reasons described in this paragraph, vested but unexercised stock options may be exercised by Mr. Liollio in accordance with their terms.

     If Mr. Liollio’s employment is terminated without cause or by him for good reason within two years following a Change in Control of the Company as defined in the Agreement, payments to Mr. Liollio would be made as described above with respect to a termination by the Company without cause, except that the cash benefit payable would be three times his base salary and target annual cash incentive amount for the calendar year in which the termination occurs, and medical and life insurance coverage would be extended until the earlier of the third anniversary of the termination or re-employment of Mr. Liollio with another employer. In such event, any unvested stock options held by Mr. Liollio would immediately vest and he would be entitled to exercise his stock options in accordance with the 2003 Stock Option Plan or grant agreement pursuant to which said options were granted. Mr. Liollio has also agreed that during the term of the Agreement and for five years thereafter, he will not appropriate any trade secrets or confidential information of the Company.
     The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 99.1 with the Company’s Current Report on Form 8-K dated October 30, 2006.
Agreement with Mr. Reese
     On April 2, 2007, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Reese confirming the terms of the offer to Mr. Reese for employment by the Company as President and Chief Operating Officer of EnergySouth Midstream, Inc. The Letter Agreement was replaced by an Employment Agreement between Mr. Reese and the Company made on July 31, 2007, effective as of April 2, 2007 (the “Agreement”). The Agreement provides for Mr. Reese to serve as the President and Chief Operating Officer of EnergySouth Midstream, Inc. with duties and responsibilities commensurate with such position for a term of four (4) years commencing on April 2, 2007, subject to termination in certain events and to extension by mutual agreement in writing.
     The Agreement provides for base salary of $245,000 and for an annual incentive award. The annual incentive award will be comprised of two values, an individual performance award and a team performance award.
     The individual performance award will range from 0% to 200% of the executive’s base salary and will be determined by the Compensation Committee each year, beginning in 2008. The payout of the individual performance award is based on the EnergySouth Midstream, Inc.’s actual net operating income for the previous year in relation to its budgeted net operating income for the previous fiscal year. The award will be paid 75% in cash and 25% in common stock of the Company or such other medium as may be determined by the Compensation Committee. The individual performance award will be paid no later than December 31 of the year in which the amount of the award, if any, is determined.
     The team performance award will range from 0% to 22.5% of a pool established by the Company each year, beginning in 2008, and funded with 30% of the amount by which the Company’s actual net operating income for the previous fiscal year exceeds the Company’s budgeted net operating income for the previous fiscal year. The award will be paid one-third (1/3) in cash no later than December 31 of the year in which the award is determined and two-thirds (2/3) in common stock of the Company or such other medium as may be determined by the Compensation Committee with one-half (1/2) being paid on the first anniversary date of the cash award, and one-half (1/2) being paid on the second anniversary date of the cash award. No team performance award will be paid with respect to any fiscal year in which the Company’s actual operating income does not exceed the Company’s budgeted operating income.
     The Agreement also provides for a long-term incentive award ranging from 0% to 40% of the executive’s base salary based upon mutually-agreed reasonable performance goals and measures with the amount, date or dates and medium for payment to be determined by the Compensation Committee by January 31 beginning in 2008.

     A one-time stock option pursuant to the terms and provisions of the 2003 Stock Option Plan for 43,600 shares was also awarded. The option will vest cumulatively following the date of grant in four (4) equal annual installments, with the executive having the right to purchase from the Company up to 25% of the option shares on and after April 2, 2008, and up to an additional 25% of the option shares on and after each of the first anniversary, the second anniversary and the third anniversary of such date. The Agreement also provides that Mr. Reese can participate in retirement and group benefit plans available to other Company employees and for vacation benefits.
     The Agreement specifies circumstances in which the Company and Mr. Reese, respectively, may terminate employment under the Agreement, including for death or disability, voluntary termination by Mr. Reese or by the Company, termination by Mr. Reese for good reason as defined in the Agreement and termination by the Company for cause as defined in the Agreement.
     In the event of termination of employment due to death or disability, the Company will pay to Mr. Reese or his legal representative any accrued but unpaid base salary; any annual cash incentive award and any long-term incentive award that has been awarded but unpaid. On the termination date, any stock options that have been granted but have not vested will immediately vest, and the restrictions shall lapse with respect to any restricted stock of the Company that has been granted but as to which the restrictions have not lapsed.
     In the event of termination by the Company without cause or by Mr. Reese with good reason, in addition to the amounts described above, the Company will pay a cash benefit equal to two times Mr. Reese’s base salary and the average amount of the individual performance award for the most recent two (2) years (if termination occurs prior to the determination of the individual performance award in 2009, then the amount of the individual performance award for 2008 should be used).
     If Mr. Reese’s employment is terminated without cause or by him for good reason within two years following a Change in Control of the Company as defined in the Agreement, payments to Mr. Reese would be made as described above with respect to a termination by the Company without cause, except that the cash benefit payable would be three times his base salary and the average amount of the individual performance award for the most recent two (2) years (if termination occurs prior to the determination of the individual performance award in 2009, then the amount of the individual performance award for 2008 should be used). Mr. Reese has also agreed that during the term of the Agreement and for five years thereafter, he will not appropriate any trade secrets or confidential information of the Company.
Agreements with Mr. Davis
     As of January 26, 1996, Mobile Gas entered into an unfunded and unsecured deferred compensation agreement with Mr. Davis substantially in accordance with a proposal provided by consultants retained by Mobile Gas (the “Deferred Compensation Agreement”). The Deferred Compensation Agreement provides for benefits to be paid to Mr. Davis upon retirement, in such amount as would, taken together with amounts payable under the Employees’ Retirement Plan, equal that which would have been payable to Mr. Davis upon retirement with the greater of 20 years or his actual years of service with Mobile Gas.
     On December 10, 1999, the Company entered into an unfunded Supplemental Deferred Compensation Agreement (the “Supplemental Agreement”) with Mr. Davis. Under the Supplemental Agreement, the Company will pay a benefit to Mr. Davis equal to the difference between: (a) the benefit that would have been payable to Mr. Davis under the Employee’s Retirement Plan, as supplemented by the Deferred Compensation Agreement, but for (i) the limit on compensation that can be taken into account in calculating benefits payable thereunder pursuant to Section 401(a)(17) of the Internal Revenue Code, as amended (the “Code”), and (ii) the limit on the benefits that may be paid thereunder pursuant to Section 415 of the Code; and (b) the benefit that is payable to Mr. Davis under the Employees’ Retirement

Plan, as supplemented by the Deferred Compensation Agreement. The Supplemental Agreement provides that the benefit paid to Mr. Davis thereunder shall be paid in the same form and manner as the benefit paid under the Deferred Compensation Agreement, provided, however, that the Company may in its discretion accelerate the payments due under the Supplemental Agreement. The Supplemental Agreement further provides that the amounts payable thereunder are general unsecured obligations of the Company. The annual amount payable to Mr. Davis under the Supplemental Agreement and the Deferred Compensation Agreement, based upon Mr. Davis’ remuneration at the time of his retirement on July 1, 2007 and the formula for calculating benefits under the Employees’ Retirement Plan, is $88,885.08.
     On July 6, 2006, the Company entered into a letter agreement (the “Transition Agreement”) with Mr. Davis, confirming that, effective August 1, 2006, Mr. Davis would serve as Vice Chairman of the Company and an advisor to Mr. Liollio and the Board of Directors of the Company, and to continue to receive salary at his present level, to continue to accrue benefits under the Employee’s Retirement Plan, to continue to participate in the Mobile Gas Service Corporation Incentive Compensation Plan (the “1992 Incentive Plan”), which was assumed by the Company in 1998, and to continue to receive his present benefits, through June 30, 2007. After that date, Mr. Davis received dividends on the incentive units held by him under the 1992 Incentive Plan, and elected payment of his account under that Plan, which had a balance of approximately $70,000 as of the payment date. In addition, Mr. Davis remained eligible to participate in the Officers’ Incentive Plan for the 2006 fiscal year, and the Deferred Compensation Agreement and Supplemental Agreement remained in effect in accordance with their respective terms. In accordance with the Transition Agreement, Mr. Davis retired from all positions with the Company effective July 1, 2007, and all outstanding but unvested options held by Mr. Davis vested upon his retirement.
Change in Control Agreements
     The Company has entered into Change in Control Agreements with Messrs. Huffman, Downing and Welch. Generally, such agreements provide that if, within twenty-four months following the change in control of the Company (as defined in the agreements), the officer’s employment is terminated in a qualified termination, the Company shall make a lump-sum payment to the officer equal to a specified percentage of the officer’s “compensation,” defined as the officer’s annualized base salary in effect immediately prior to the change in control, plus the higher of (a) the annual bonus awarded the officer pursuant to the Officers’ Incentive Plan (“Bonus”) with respect to the fiscal year immediately preceding the fiscal year in which the change in control occurs or (b) the average of the Bonus awards to the officer with respect to the three fiscal years immediately preceding the fiscal year in which the change in control occurs. For purposes of establishing the applicable percentage, the Company has established a three-tier structure in which tier-one officers receive 297% of such compensation, tier-two officers receive 200% of such compensation, and tier-three officers receive 100% of such compensation. Mr. Huffman and Mr. Welch are designated as tier-one officers, and Mr. Downing is designated as a tier-two officer. If necessary, the amount of this cash severance will be reduced in order to avoid the application of excise taxes under IRC 280G. See “Agreements with Mr. Liollio” and “Agreement with Mr. Reese” above for a discussion of change in control agreements with respect to Messrs. Liollio and Reese.
     The agreements also provide for continuation of certain insurance and other employee benefits for a period of twenty-four months following a qualified termination of employment. For purposes of the agreements, (i) the term “qualified termination” means a termination other than for cause, by the officer for good reason or by written agreement to such effect between the officer and the Company, (ii) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (iii) the term “good reason” generally means a reduction in the officer’s position, duties, responsibilities, status, compensation or benefits.
     As stated above, upon a Change in Control of the Company as defined in the 2003 Stock Option Plan of EnergySouth, Inc, all outstanding options that have been granted under the plan shall become fully exercisable.

Stock Ownership Guidelines
     The Company has recently implemented ownership guidelines for its executive officers. Generally, the guidelines consist of a minimum value of stock ownership based on each executive’s base salary. Following hiring or promotion into a position subject to these guidelines, executives typically have five years to comply with the policy. The guidelines are:
•	Mr. Liollio (CEO): five times base salary

•	Messrs. Reese, Welch and Huffman: three times base salary

•	Mr. Downing: two times base salary

•	Other Company executives: one to two times base salary, depending on level.
     The following shares count as ownership for purposes of meeting the foregoing shareholding requirements: Company shares; restricted stock not subject to performance conditions; Company stock held in a 401(k) plan; and vested “in the money” options.
Accounting and Tax Treatment of Compensation
     For executives, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to any one of the Company’s Named Executive Officers, except that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends for awards under the Company’s long-term incentive programs and the corporate portion of the annual incentive for executives to qualify as performance-based compensation. However, to maintain appropriate flexibility in compensating the Company’s executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of the Company’s executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.
     With the adoption of FAS 123R, the Company does not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.
2008 Changes to Compensation Policies
     In 2007, the Compensation Committee retained the services of Towers Perrin, an independent compensation consultant, to assist with compensation matters. The role of the consultant is to advise management and the Compensation Committee in the design of executive compensation programs, provide independent compensation data and analysis to facilitate the annual review of the compensation programs, and advise the Compensation Committee in their oversight role. The compensation consultant attended meetings with the Company’s Compensation Committee and management as needed.
     Towers Perrin analyzed the Company’s then-current incentive compensation arrangements for the Company’s management team, including each of the Named Executive Officers and utilized the 2007 Peer Group in developing an appropriate incentive compensation structure. As a result of this review process, the Compensation Committee approved a new incentive plan for 2008 (the “2008 Plan”) which is intended to be consistent with emerging best practices in the energy industry and to directly align the interests of management with those of the Company’s shareholders. The 2008 Plan, if approved by shareholders, is intended to replace the 2003 Stock Option Plan and the Officers’ Incentive Plan. This 2008 Plan is described under Proposal 2 below.

     The Compensation Committee intends to implement the 2008 Plan should it be approved by the Company’s shareholders. The Compensation Committee intends that the new incentive plan would be used to provide stock options and performance-vesting shares, with approximately two-thirds of the total incentive opportunity from performance-vesting shares and the remaining one-third from options. The new incentive plan is intended to emphasize stock price growth and the attainment of long-term performance goals within an incentive design competitive with the practices of the 2007 Peer Group.
     The 2008 Plan would also allow the Company to use other types of awards (such as restricted stock) in special situations or to address specific needs, such as the recruitment of an executive from another company.
     Along with the changes in the structure of the long-term portion of pay, the Compensation Committee intends to place more emphasis on performance-based pay elements while continuing to target the median of market pay practices for total direct compensation, while providing long-term incentives that are generally competitive with practices at similarly sized energy companies.
Report of the Compensation Committee on the Compensation Discussion and Analysis
     The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s annual report on Form 10-K for the year ended September 30, 2007 filed with the Securities and Exchange Commission.
     Submitted by the Compensation Committee of the Company’s Board of Directors,
Robert H. Rouse, Chairman
John C. Hope, III
Judy A. Marston
Thomas B. Van Antwerp
J.D. Woodward

2007 SUMMARY COMPENSATION TABLE
The 2007 Summary Compensation Table shows the total compensation earned during the 2007 fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and the three mostly highly compensated executive officers of the Company and its subsidiaries, as well as the Company’s former Vice Chairman, who would have been one of the three most highly compensated executive officers at the end of the fiscal year had he still then been employed. The six executive officers are referred to as the “Named Executive Officers.”

					Change in Pension
					Value and
					Non-Qualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
Name and		Salary	Option Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

C.S. Liollio President and Chief Executive Officer	2007	$337,500	$272,968	$320,000	$4,602	$367,249	$1,302,319

Charles P. Huffman Executive Vice President and Chief Financial Officer	2007	$194,250	$73,280	$100,000	$24,874	$11,716	$404,120

Benjamin J. Reese President and COO, EnergySouth Midstream, Inc.(1)	2007	$122,500	$430,332	-0-	-0-	$256,643	$809,475

Gregory H. Welch President and COO, Mobile Gas Service Corporation	2007	$181,483	$67,784	$66,000	$32,821	$10,564	$358,652

G. Edgar Downing, Jr. Senior Vice President and General Counsel	2007	$170,000	$64,120	$73,000	$24,884	$12,469	$344,473

John S. Davis Former Vice Chairman (2)	2007	$243,750	-0-	-0-	$107,768	$48,945	$400,463

(1)	Mr. Reese joined EnergySouth Midstream, Inc. as its President and Chief Operating Officer on April 2, 2007.

(2)	Mr. Davis, the Company’s former CEO, served as Vice Chairman of the Company until his retirement on July 1, 2007.

(3)	For each of the Named Executive Officers, includes salary that was eligible for deferral at the election of the executive under the Employees’ Retirement Plan.

(4)	All stock options are granted at the fair market value on the respective dates of grant. “Fair market value” is defined under the terms of the applicable plans as the average of the highest and lowest sales price of Common Stock as of the trading day on the date of grant. See “2007 Grants of Plan-Based Awards” below for information about the grants of stock options. An option holder realizes value from a stock option only to the extent that the price of Common Stock on the exercise date exceeds the exercise price of the option on the grant date. Consequently, there is no assurance that the value realized by an option holder, if any, would be at or near the estimated grant date value. The amounts shown should not be used to predict stock performance. The dollar value of stock options shown equals the grant date fair value, over the requisite service period, determined pursuant to FAS 123(R). Information about the underlying assumptions used in developing the grant date value for stock option grants made in 2007 can be found in Footnote 4 to the 2007 Grants of Plan-Based Awards Table below.

For Mr. Reese, the option award includes a one-time grant to him upon his employment by the Company. See “Agreement with Mr. Reese” above.

(5)	Includes annual incentive compensation earned under the Company’s annual incentive program in fiscal year 2007 and paid in fiscal year 2008. The annual incentive compensation payment is based on the annual performance measurement period that ended September 30, 2007. See “2007 Annual Incentive Awards for Named Executive Officers” above.

(6)	Amounts represent the following:

For Mr. Liollio, a $4,602 increase in the value of his accrued benefit under the Employees’ Retirement Plan; and a $0 increase in his accrued benefit under his Restoration Pension Plan. See “Agreements with Mr. Liollio” above. If his employment had terminated during 2007 for any reason, he would not have been eligible to receive any benefit under either of these plans.

For Mr. Huffman, a $24,874 increase in the value of his accrued benefit under the Employees’ Retirement Plan.

For Mr. Reese, a $0 increase in the value of his accrued benefit under the Employees’ Retirement Plan since Mr. Reese is not currently eligible to participate in the plan due to having less than 1 year of credited service.

For Mr. Welch, a $32,821 increase in the value of his accrued benefit under the Employees’ Retirement Plan.

For Mr. Downing, a $24,884 increase in the value of his accrued benefit under the Employees’ Retirement Plan.

For Mr. Davis, an $80,175 increase in the value of his accrued benefit under the Employees’ Retirement Plan; and a $27,593 increase in the value of his accrued benefit under his Supplemental Agreement. See “Agreements with Mr. Davis” above.

(7)	For Mr. Liollio, amount includes $250,000 Restoration Compensation payment and a one-time $72,226 relocation payment. See “Agreements with Mr. Liollio” above.

For Mr. Reese, amount includes cash incentive award of $255,000. See “2007 Annual Incentive Compensation” above.

For Mr. Davis, amount includes $4,658 dividend payment and $25,000 vacation buyout. See "Agreements with Mr. Davis” above.

The amounts shown in the “All Other Compensation” column also include the following perquisites and personal benefits:

			Car
			Allowance
Name	Country Club(1)	401(k) Match	(2)	Insurance(3)
C.S. Liollio	$29,443	$1,917	$12,000	$1,663
Charles P. Huffman	$3,117	$5,781	$1,200	$1,618
Benjamin J. Reese	$815	$0	$0	$828
Gregory H. Welch	$2,645	$5,404	$1,200	$1,315
G. Edgar Downing, Jr.	$6,085	$5,064	$1,000	$320
John S. Davis	$4,250	$7,313	$6,300	$1,424

(1)	For Mr. Liollio, amount includes a one-time country club initiation fee of $25,000.

(2)	Car allowance payments for Messrs. Huffman, Welch and Downing were discontinued effective November 30, 2006. Car allowance payments for Mr. Davis terminated effective upon his retirement as Vice Chairman of the Company on July 1, 2007.

(3)	Amounts shown reflect Company-paid premiums for life insurance and accidental death and dismemberment insurance attributable to coverage provided during fiscal year 2007.
2007 GRANTS OF PLAN-BASED AWARDS TABLE
The following table and footnotes provide information on option grants to the executive officers named in the 2007 Summary Compensation Table above to whom grants were made in fiscal year 2007.

		All Other Option
		Awards: Number of
		Securities		Grant Date Fair
		Underlying	Exercise Price of	Value of Stock and	Common Stock Closing
	Award	Options (1)(2)	Option Awards	Option Awards	Price on Date of
Name	Type	(#)	($/Share)	(3)($)	Grant(4)($)
C.S. Liollio	Options	29,800	$37.675	$272,968	$37.89
Charles P. Huffman	Options	8,000	$37.675	$73,280	$37.89
Benjamin J. Reese	Options	43,600	$42.160	$430,332	$42.49
Gregory H. Welch	Options	7,400	$37.675	$67,784	$37.89
G. Edgar Downing, Jr.	Options	7,000	$37.675	$64,120	$37.89

(1)	One-fourth of each grant becomes exercisable each year beginning one year after the date of grant, subject to accelerated vesting upon a change in control. No option may be exercised later than ten years after the date of the grant.

(2)	The Company granted options representing 159,700 shares to employees during fiscal year 2007.

(3)	The Company uses the Black-Scholes option valuation model adjusted for dividends to determine the fair value of the options at the date of grant. The assumptions used in calculating the option value for awards granted on January 26, 2007 (those options in the table with an exercise price of $37.675) are as follows: a risk-free interest rate of 4.69%; a dividend yield of 2.43%; stock price volatility of 16.64%; a stock price at date of grant of $37.675; and a ten-year expected average life of options. This resulted in a fair value on the date of grant of $7.26. The assumptions used in calculating the option value for awards granted on April 2, 2007 (the award in the table made to Mr. Reese with an exercise price of $42.16) are as follows: a risk-free interest rate of 4.69%; a dividend yield of 2.59%; stock price volatility of 16.70%; a stock price at date of grant of $42.160; and a ten-year expected average life of options. This resulted in a fair value on the date of grant of $7.89. No adjustments were made for forfeitures or vesting restrictions on exercise.

(4)	Options are granted with an exercise price equal to the average of the highest and lowest stock price reported on the date of grant. This column represents the Common Stock’s closing price on the date of grant for each option award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007 TABLE
The following table provides, for each Named Executive Officer, information concerning unexercised options outstanding as of the end of the Company’s most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of shares of Common Stock underlying the award, including awards that have been transferred other than for value.

	Option Awards
	Number of Securities		Number of Securities
	Underlying Unexercised		Underlying Unexercised		Option
	Options (#)		Options (#)		Exercise Price	Option
Name	Exercisable		Unexercisable		($)	Expiration Date

C.S. Liollio			29,800	(1)	$37.675	1/26/2017

Charles P. Huffman	11,250	(2)			$12.917	1/28/2010
	7,500	(3)			$17.750	4/25/2013
	5,625	(4)	1,875	(4)	$24.250	1/30/2014
	3,750	(5)	3,750	(5)	$28.365	1/28/2015
	1,875	(6)	5,625	(6)	$30.445	1/27/2016
			8,000	(1)	$37.675	1/26/2017

Benjamin J. Reese			43,600	(7)	$42.160	4/2/2017

Gregory H. Welch	3,038	(8)			$14.667	1/29/2009
	3,750	(2)			$12.917	1/28/2010
	7,500	(9)			$14.063	1/25/2011
	7,500	(10)			$18.033	10/26/2012
	4,500	(3)			$17.750	4/25/2013
	4,500	(4)	1,500	(4)	$24.250	1/30/2014
	3,000	(5)	3,000	(5)	$28.365	1/28/2015
	1,500	(6)	4,500	(6)	$30.445	1/27/2016
			7,400	(1)	$37.675	1/26/2017

G. Edgar Downing, Jr.	1,000	(2)			$12.917	1/28/2010
	3,750	(3)			$17.750	4/25/2013
	3,375	(4)	1,125	(4)	$24.250	1/30/2014
	2,250	(5)	2,250	(5)	$28.365	1/28/2015
	1,500	(6)	4,500	(6)	$30.445	1/27/2016
			7,000	(1)	$37.675	1/26/2017

John S. Davis	22,500	(2)			$12.917	1/28/2010
	18,750	(3)			$17.750	4/25/2013
	18,750	(4)			$24.250	1/30/2014
	18,750	(5)			$28.365	1/28/2015
	18,750	(6)			$30.445	1/27/2016

(1)	These options were granted on January 26, 2007 and become exercisable in four equal annual installments beginning one year from the date of grant.

(2)	These options were granted on January 28, 2000 and become exercisable in four equal annual installments beginning one year from the date of grant.

(3)	These options were granted on April 25, 2003 and become exercisable in four equal annual installments beginning one year from the date of grant.

(4)	These options were granted on January 30, 2004 and become exercisable in four equal annual installments beginning one year from the date of grant.

(5)	These options were granted on January 28, 2005 and become exercisable in four equal annual installments beginning one year from the date of grant.

(6)	These options were granted on January 27, 2006 and become exercisable in four equal annual installments beginning one year from the date of grant.

(7)	These options were granted on April 2, 2007 and become exercisable in four equal annual installments beginning one year from the date of grant.

(8)	These options were granted on January 29, 1999 and become exercisable in four equal annual installments beginning one year from the date of grant.

(9)	These options were granted on January 25, 2001 and become exercisable in four equal annual installments beginning one year from the date of grant.

(10)	These options were granted on October 26, 2002 and become exercisable in four equal annual installments beginning one year from the date of grant.
2007 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information concerning each exercise of stock options during the most recently completed fiscal year by a Named Executive Officer on an aggregated basis.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)
Name	(#)	($)

Gregory H. Welch	712	$25,356
G. Edgar Downing, Jr.	2,000	$66,273

(1)	The dollar amount realized upon exercise was computed by multiplying the number of shares by the difference between the market price of the underlying Common Stock at exercise and the exercise price of the options.

2007 PENSION BENEFITS TABLE
The table below shows the present value of accumulated benefits as of the 2007 fiscal year end payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer under the Company’s Pension Plans.

			Present Value of	Payments During
		Number of Years	Accumulated	Last Fiscal
		Credited Service	Benefit(1)	Year(2)
Name	Plan Name	(#)	($)	($)

C.S. Liollio	Employees’ Retirement Plan	.17	$4,602	$0

	Restoration Pension Plan Agreement	.17	$0	$0

Charles P. Huffman	Employees’ Retirement Plan	26.50	$387,457	$0

Benjamin J. Reese	Employees’ Retirement Plan	0	$0	$0

Gregory H. Welch	Employees’ Retirement Plan	11.33	$150,004	$0

G. Edgar Downing, Jr.	Employees’ Retirement Plan	16.42	$224,846	$0

John S. Davis	Employees’ Retirement Plan	12	$607,527	$12,175

	Supplemental Deferred Compensation Plan	20(3)	$973,920	$21,471

(1)	Present values are based on the same assumptions as used in the 2007 year-end financial statements except that no pre-retirement mortality is assumed. If eligible for a lump sum from the Employees’ Retirement Plan, the same interest and mortality assumption is used; if not eligible for a lump sum, the Employees’ Retirement Plan mortality table (RP-2000 mortality table with mortality improvements projected for 5 years and 43% White Collar Adjustment) and a discount rate of 6.25% is used.

(2)	Employees’ Retirement Plan benefit for Mr. Davis represents a 100% joint and survivor benefit (i.e. his benefit would continue to his beneficiary if said beneficiary survives him) and his Supplemental Deferred Compensation Plan benefit represents a 50% joint and survivor benefit (i.e. half of his benefit would continue to his beneficiary if said beneficiary survives him).

(3)	Consistent with Mr. Davis’s agreements with the Company, Mr. Davis’ Supplemental Deferred Compensation pension benefits are computed as if he had 20 years of service. At the time of his retirement, he had approximately 12 years of credited service to the Company.
The Company provides retirement benefits to its employees, including the Named Executive Officers. The table reflects the present value of benefits accrued by each of the Named Executive Officers from the various plans in which they participate. The Employees’ Retirement Plan is a broad-based tax-qualified defined benefit plan that applies on the same terms for substantially all employees and there is no special formula for the Chief Executive Officer or any other Named Executive Officer.
Generally, pension benefits are based on various percentages of regular basic compensation for each year of the individual’s service, but for persons employed before December 1, 1999 if the resulting benefit is greater, is based upon average compensation during the last five years of employment proportionately reduced for years of service less than twenty and a reduced by 70% of Social Security benefits. Participants are vested after five years of continuous service and are eligible for early retirement at or after age 55 with ten years of credited service. Normal retirement is obtained at age 65.
In 2007, an employee could receive no more than $180,000 annually from the Employees’ Retirement Plan and no compensation in excess of $225,000 per year could be taken into account for calculating benefits under the Employees’ Retirement Plan.
Generally, compensation utilized for pension formula purposes under the Employees’ Retirement Plan, Mr. Liollio’s Restoration Pension Plan and Mr. Davis’s Supplemental Deferred Compensation Plan includes salary. Amounts related to stock options, as well as extraordinary payments, if any, related to hiring or termination of employment are not included in the calculation of compensation for purposes of the pension benefit. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan. In some cases, the payments may be reduced by benefits paid by other Company-sponsored retirement plans or statutory payments.
The Restoration Pension Plan and Supplemental Deferred Compensation Plan for Messrs. Liollio and Davis, respectively, make them whole when the Code limits the amounts that would otherwise be credited to them under the Employees’ Retirement Plan.
The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the fiscal year ended September 30, 2007. The Company’s pension plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plan. The change in pension value from year to year is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue under the Company’s pension plans during any given year when based on the pension plan’s current definition of actuarial present value. As a result, the values in the table above do not necessarily represent the value that a Named Executive Officer would receive from the Company pension plans had he or she actually retired on September 30, 2007.
2007 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information with respect to dividends paid during the 2007 fiscal year on the incentive units held by Mr. Davis under the 1992 Incentive Plan. The dividend payments to Mr. Davis are included in the 2007 Summary Compensation Table. None of the other Named Executive Officers received payments under a nonqualified deferred compensation plan.

Aggregate
	Aggregate Earnings	Withdrawals/
	in Last FY	Distributions
Name	($)	($)

John S. Davis	$4,658	$4,658

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following tables summarize the estimated payments to be made to the Named Executive Officers under any contract, agreement, plan or arrangement which provides for payment(s) at, following, or in connection with any termination of employment, including voluntary termination (resignation), termination for cause, retirement, or a change in control of the Company or certain changes in the Named Executive Officer’s responsibilities. For the purpose of the quantitative disclosure in the following table, the Company has assumed that the triggering event took place on the last business day of the Company’s most recently completed fiscal year, and that the price per share of Common Stock is the $50.42 closing market price as of that date. In other cases where uncertainties exist as to the provision of payments and benefits or the amounts involved, an estimated payment is reported.
None of the Company’s Named Executive Officers presently has an employment agreement which guarantees them employment for any period of time.
Long-term Incentive Benefits — Unless the executive has an employment agreement which specifies different terms (Messrs. Liollio, Reese and Davis have or had such agreements), upon a Change in Control of the Company as defined in the 2003 Stock Option Plan of EnergySouth, Inc, outstanding options that have been granted under the plan shall become fully exercisable. Following any other termination, all unvested options would expire and the holder (or the holder’s heirs or legal representative) of vested options would have 3 years to exercise options following retirement or 1 year to exercise options following termination for death or disability. The treatment of long-term incentives under Messrs. Liollio’s, Reese’s and Davis’ respective agreements is described below.
Pension Benefits — Employees must work for the Company for at least 5 years in order to be vested in their pension benefits. Once vested, employees are entitled to pension benefits upon retirement. All but two (Messrs. Liollio and Reese) of the Company’s Named Executive Officers are vested in their pensions. Normal retirement is defined as age 65 and early retirement is defined as age 55 with 10 years of credited service. None of the Company’s Named Executive Officers are eligible for early retirement. Mr. Liollio’s contract states that he will receive retirement benefits consistent with the terms of the pension plan but without regard to IRS limits. Except for Mr. Davis, no pension benefit enhancements exist for any executive under any type of termination. Therefore, no benefit amounts have been reported in the tabular disclosure below. The 2007 Pension Benefit Table above presents the currently accrued value of pension benefits for Named Executive Officers.
Benefits and Payments Due Upon Termination: C. S. Liollio
Consistent with the terms of his employment agreement (see “Agreements with Mr. Liollio” above), in the event of termination of employment due to death or disability, the Company will pay to Mr. Liollio or his legal representative any accrued but unpaid base salary; any annual cash incentive award and any long-term incentive award that has been awarded but unpaid; Restoration Compensation, whether or not vested; and amounts payable under the Restoration Pension Plan.
In the event of termination by the Company without cause or by Mr. Liollio with good reason, in addition to the amounts described above, the Company will pay a cash benefit equal to two times Mr. Liollio’s base salary and his target annual cash incentive award for the calendar year in which the termination occurs, and will extend medical and life insurance coverage until the earlier of the second anniversary of the termination or his re-employment with another employer. In the event of termination for any of the reasons described in this paragraph, vested but unexercised stock options may be exercised by Mr. Liollio in accordance with their terms.

If Mr. Liollio’s employment is terminated without cause or by him for good reason within two years following a Change in Control of the Company as defined in the Agreement, payments to Mr. Liollio would be made as described above with respect to a termination by the Company without cause, except that the cash benefit payable would be three times his base salary and target annual cash incentive amount for the calendar year in which the termination occurs, and medical and life insurance coverage would be extended until the earlier of the third anniversary of the termination or re-employment of Mr. Liollio with another employer. In such event, any unvested stock options held by Mr. Liollio would immediately vest and he would be entitled to exercise his stock options in accordance with the 2003 Stock Option Plan or grant agreement pursuant to which said options were granted. Mr. Liollio has also agreed that during the term of the Agreement and for five years thereafter, he will not appropriate any trade secrets or confidential information of the Company.
The table below presents the estimated value of payments that would have been made to Mr. Liollio if his employment had been terminated at the end of fiscal year 2007 (September 30, 2007).

	Voluntary	Termination by the	Involuntary or Good
	Resignation or	Company Without Cause	Reason Termination
	Termination by the	or By Executive With	Following a Change
	Company For Cause	Good Reason	in Control	Death or Disability
Cash severance payments(1)	$0	$1,120,000	$1,680,000	$0
Stock Options(2)	$0	$0	$379,801	$0
Health & Welfare Benefit Continuation(3)	$0	$16,212	$24,318	$0
Restoration Compensation(4)	$0	$885,648	$885,648	$885,648
Total(5)	$0	$2,021,860	$2,969,767	$885,648

(1)	Value shown for termination without cause or for good reason is the aggregate value of monthly payments due as defined in Mr. Liollio’s employment agreement (subject to section 409A of the code). Value of payment following a change in control would be made in a lump sum (subject to section 409A of the code).

(2)	Value reflects the exercise value (number of shares times the difference between the market price at assumed date of termination ($50.42) and the exercise price of the underlying options) of unvested options that would vest upon termination.

(3)	Figures reflect the estimated aggregate value of benefit continuation provided to Mr. Liollio.

(4)	$500,000 represents the portion of the Restoration Compensation attributable to the cash award and the remaining $385,648 represents the portion attributable to the cash performance award, based on performance to the assumed date of termination (that is, the end of the 2007 fiscal year, or September 30, 2007).

(5)	The value of payments made in conjunction with a change in control-related termination would result in excise taxes being owed by Mr. Liollio. The Company has no obligation to reimburse Mr. Liollio for any excise tax obligation he may owe.
Benefits and Payments Due Upon Termination: Charles P. Huffman
The table below presents the estimated value of payments that would have been made to Mr. Huffman if his employment had been terminated at the end of fiscal year 2007 (September 30, 2007).

	Voluntary		Involuntary or Good
	Resignation or	Termination by the	Reason Termination
	Termination by the	Company	Following a Change
	Company For Cause	Without Cause	in Control	Death or Disability
Cash severance payments(1)	$0	$0	$764,400	$0
Stock Options(2)	$0	$0	$346,094	$0
Health & Welfare Benefit Continuation(3)	$0	$0	$18,186	$0
Total	$0	$0	$1,128,680	$0

(1)	Value shown would be paid in a lump sum payment (subject to section 409A of the code).

(2)	Value reflects the exercise value (number of shares times the difference between the market price at assumed date of termination ($50.42) and the exercise price of the underlying options) of unvested options that would vest upon termination.

(3)	Figures reflect the estimated aggregate value of benefit continuation provided to Mr. Huffman. The Company is obligated to provide Mr. Huffman with medical, dental, disability, and life insurance for two years following a termination related to a change in control of the Company.
Benefits and Payments Due Upon Termination: Benjamin J. Reese
Consistent with the terms of his employment agreement (see “Agreement with Mr. Reese” above), in the event of termination of employment due to death or disability, the Company will pay to Mr. Reese or his legal representative any accrued but unpaid base salary; any annual cash incentive award and any long-term incentive award that has been awarded but unpaid. On the termination date, any stock options that have been granted but have not vested will immediately vest, and the restrictions shall lapse with respect to any restricted stock of The Company that has been granted but as to which the restrictions have not lapsed.
In the event of termination by the Company without cause or by Mr. Reese with good reason, in addition to the amounts described above, the Company will pay a cash benefit equal to two times Mr. Reese’s base salary and the average amount of the individual performance award for the most recent two (2) years (if termination occurs prior to the determination of the individual performance award in 2009, then the amount of the individual performance award for 2008 should be used).
If Mr. Reese’s employment is terminated without cause or by him for good reason within two years following a Change in Control of the Company as defined in the Agreement, payments to Mr. Reese would be made as described above with respect to a termination by the Company without cause, except that the cash benefit payable would be three times his base salary and the average amount of the individual performance award for the most recent two (2) years (if termination occurs prior to the determination of the individual performance award in 2009, then the amount of the individual performance award for 2008 should be used). Mr. Reese has also agreed that during the term of the Agreement and for five years thereafter, he will not appropriate any trade secrets or confidential information of the Company.
The table below presents the estimated value of payments that would have been made to Mr. Reese if his employment had been terminated at the end of fiscal year 2007 (September 30, 2007).

	Voluntary	Termination by the	Involuntary or Good
	Resignation or	Company Without Cause	Reason Termination
	Termination by the	or By Executive With	Following a Change
	Company For Cause	Good Reason	in Control	Death or Disability
Cash severance payments(1)	—	$980,000	$1,470,000	—
Stock Options(2)	—	$360,136	$360,136	$360,136
Health & Welfare Benefit Continuation(3)	—	—	—	—
Total(4)	—	$1,340,136	$1,830,136	$360,136

(1)	Value shown would be paid in a lump sum payment (subject to section 409A of the code).

(2)	Value reflects the exercise value (number of shares times the difference between the market price at assumed date of termination ($50.42) and the exercise price of the underlying options) of unvested options that would vest upon termination.

(3)	Mr. Reese’s employment agreement does not provide for benefits to be continued after termination.

(4)	The value of payments made in conjunction with a change in control-related termination would result in excise taxes being owed by Mr. Reese. The Company has no obligation to reimburse Mr. Reese for any excise tax obligation he may owe.
Benefits and Payments Due Upon Termination: Gregory H. Welch
The table below presents the estimated value of payments that would have been made to Mr. Welch if his employment had been terminated at the end of fiscal year 2007 (September 30, 2007).

	Voluntary		Involuntary or Good
	Resignation or	Termination by the	Reason Termination
	Termination by the	Company	Following a Change
	Company For Cause	Without Cause	in Control	Death or Disability
Cash severance payments(1)	—	—	$731,250	—
Stock Options(2)	—	—	$289,621	—
Health & Welfare Benefit Continuation(3)	—	—	$17,376	—
Total	—	—	$1,038,247	-

(1)	Value shown would be paid in a lump sum payment (subject to section 409A of the code).

(2)	Value reflects the exercise value (number of shares times the difference between the market price at assumed date of termination ($50.42) and the exercise price of the underlying options) of unvested options that would have vested upon termination.

(3)	Figures reflect the estimated aggregate value of benefit continuation that would have been provided to Mr. Welch. The Company is obligated to provide Mr. Welch with medical, dental, disability, and life insurance for two years following a termination related to a change in control of the Company.

Benefits and Payments Due Upon Termination: G. Edgar Downing, Jr.
The table below presents the estimated value of payments that would have been made to Mr. Downing if his employment had been terminated at the end of fiscal year 2007 (September 30, 2007).

	Voluntary		Involuntary or Good
	Resignation or	Termination by the	Reason Termination
	Termination by the	Company	Following a Change
	Company For Cause	Without Cause	in Control	Death or Disability
Cash severance payments(1)	—	—	$430,000	—
Stock Options(2)	—	—	$258,168	—
Health & Welfare Benefit Continuation	—	—	$17,623	—
Total	—	—	$705,791	—

(1)	Value shown would be paid in a lump sum payment (subject to section 409A of the code).

(2)	Value reflects the exercise value (number of shares times the difference between the market price at assumed date of termination ($50.42) and the exercise price of the underlying options) of unvested options that would vest upon termination.

(3)	Figures reflect the estimated aggregate value of benefit continuation that would have been provided to Mr. Downing. The Company is obligated to provide Mr. Downing with medical, dental, disability, and life insurance for two years following a termination related to a change in control of the Company.
Benefits and Payments Due Upon Termination: John S. Davis
Following his retirement on July 1, 2007, and consistent with the July 6, 2006 letter agreement between the Company and Mr. Davis, the Compensation Committee accelerated the vesting of all of Mr. Davis’ outstanding options. These options had an exercisable value of $626,672 at the time of Mr. Davis’ retirement. Following retirement Mr. Davis is eligible to receive monthly payments of $4,058 per month from the Employees’ Retirement Plan and $7,157 per month from his non-qualified Supplemental Deferred Compensation Plan. Payments under the Employees’ Retirement Plan represent a 100% joint and survivor benefit (i.e. his benefit would continue to his beneficiary if said beneficiary survives him). Payments under his Supplemental Deferred Compensation Plan represent a 50% joint and survivor benefit (i.e. half of his would continue to his beneficiary if said beneficiary survives him).

SECURITY OWNERSHIP OF CERTAIN PERSONS
Stock Ownership of Directors and Management
The following table sets forth as of December 6, 2007 the number and the percentage of shares of Common Stock beneficially owned by (i) the Named Executive Officers, directors and nominees, and (ii) all directors and executive officers as a group.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percent of Class

Walter A. Bell	19,692	(2)	*
Harris V. Morrissette	49,440		*
J.D. Woodward	30,385		*
Robert H. Rouse	2,762	(3)	*
John C. Hope, III	13,933	(4)	*
Judy A. Marston	1,131		*
S. Felton Mitchell, Jr.	34,494	(5)	*
Thomas B. Van Antwerp	576,576	(6)	7.12%
C.S. Liollio	3,050		*
Charles P. Huffman	13,141		*
Benjamin J. Reese	6,000		*
Gregory H. Welch	2,201		*
G. Edgar Downing, Jr.	25,980		*
John S. Davis(7)	0		*
All directors and executive officers as a group (21 persons)	812,584	(2)(3)(4)(5)(6)	10.04%

*	Less than 1% of issued and outstanding shares of Common Stock.

(1)	Except as noted, the indicated owners have sole voting and dispositive power with respect to the shares beneficially owned.

(2)	Includes 2405 shares owned by Mr. Bell’s spouse as to which he disclaims beneficial ownership.

(3)	Includes 450 shares held in two accounts by Mr. Rouse as custodian for two children under the Alabama Uniform Gifts to Minors Act, as to which he has voting and dispositive power.

(4)	Includes 183 shares owned by Mr. Hope’s spouse as to which he disclaims beneficial ownership.

(5)	Includes 1201 shares owned by Mr. Mitchell’s spouse as to which he disclaims beneficial ownership, 4,746 shares owned by the Mitchell Family Trust, of which Mr. Mitchell is sole trustee, 471 shares owned by the Betty M. Harper Memorial Trust, of which Mr. Mitchell is sole trustee, 7,192 shares held in his Individual Retirement Account, over which shares he has sole voting power, and 51 shares owned by Mr. Mitchell’s spouse and daughter jointly as to which he disclaims beneficial ownership.

(6)	Includes 175,650 shares owned by The Hearin/Chandler Foundation, 194,530 shares owned by the Staples Family LLC, 104,586 shares owned by Ann B. Hearin, 64,047 shares owned by Louise C. Hearin, 7,507 shares owned by Louise S. McCarron, 13,133 shares owned by Luis M. Williams, 3,847 shares owned by Catherine V. Hamilton, 2,469 shares owned by Gayle Williams, 1,449 shares owned by Bragg Van Antwerp and 1,449 shares owned by Virginia Van Antwerp, as to which Mr. Van Antwerp shares voting power. Also includes 3,822 shares held directly by Mr. Van Antwerp over which he has sole voting and dispositive power, 4,087 shares owned jointly with Mr. Van Antwerp’s spouse with whom he shares voting and dispositive power.

(7)	Mr. Davis retired as Vice Chairman of the Company effective July 1, 2007.

Security Ownership of Certain Beneficial Owners
The following table sets forth, as of December 6, 2007, information concerning beneficial ownership of Common Stock, the only class of voting securities of the Company, by only person who is known by the Company to own beneficially more than 5% of such common stock. Except as noted below, the indicated owner has sole voting and investment power with respect to shares beneficially owned.

			Percent of Class as of
Name and Address	Amount Beneficially Owned		December 6, 2007

Thomas B. Van Antwerp	576,576	(1)	7.12%
P.O. Box 443 Mobile, Alabama 36601

(1)	Includes 175,650 shares owned by The Hearin/Chandler Foundation, 194,530 shares owned by the Staples Family LLC, 104,586 shares owned by Ann B. Hearin, 64,047 shares owned by Louise C. Hearin, 7,507 shares owned by Louise S. McCarron, 13,133 shares owned by Luis M. Williams, 3,847 shares owned by Catherine V. Hamilton, 2,469 shares owned by Gayle Williams, 1,449 shares owned by Bragg Van Antwerp and 1,449 shares owned by Virginia Van Antwerp, as to which Mr. Van Antwerp shares voting power. Also includes 3,822 shares held directly by Mr. Van Antwerp over which he has sole voting and dispositive power, 4,087 shares owned jointly with Mr. Van Antwerp’s spouse with whom he shares voting and dispositive power.
Section 16(a) Beneficial Ownership Reporting Compliance
Based on written representations by or on behalf of its directors and executive officers and copies of reports filed, the Company believes that all requirements under Section 16(a) of the Securities and Exchange Act of 1934 applicable to directors and executive officers of the Company were complied with by such persons during the 2007 fiscal year.
Equity Compensation Plans
The following table sets forth certain information as of September 30, 2007 with respect to the shares of Common Stock that may be issued under the Company’s 2003 Stock Option Plan, which is the Company’s only equity compensation plan.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation
Plan Category	Outstanding Options	Outstanding Options	Plans

Equity Compensation Plans Approved by Security Holders	441,100	$29.087	113,000
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	441,100	$29.087	113,000
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Messrs. Hope, Rouse, Van Antwerp, Woodward and Ms. Marston are the members of the Compensation Committee of the Board. Mr. Hope serves as Chairman of the Board of Directors, but is neither an employee nor an executive officer of the Company. There are no known interlocks between the Compensation Committee members and other interested parties.

Related Person Transaction Approval Policy
All transactions between the Company or its subsidiaries and any related party are subject to the Company’s written Related Person Transaction Approval Policy that was approved by the Board during fiscal 2007. Under the policy, any transaction not deemed to be an “approved transaction” and in which the Company or any of its subsidiaries is a participant and in which a related person has a direct or indirect interest and which, when aggregated with the amount of all other transactions between the related person and the Company, involve $120,000 or more, must be approved by the Audit Committee of the Board. “Approved transactions” include executive officer and director compensation arrangements; transactions where the related person has a relationship or interest solely as a director, a less than five percent equity holder or an employee; transactions available to Company employees generally; and transactions where rates or charges are determined by competitive bids. The policy defines “related persons” as all directors and executive officers of the Company; any nominee for director; any immediate family member of a director, nominee for director or executive officer; and any holder of more than five percent of the Company’s Common Stock, or an immediate family member of such holder.
In considering proposed related person transactions, the Audit Committee reviews the following factors, as well as any other factors the Audit Committee deems appropriate:
•	the terms of, and parties to, the transaction;

•	each related person’s interest in the transaction and relationship to it and each other;

•	the business purpose of the transaction;

•	the benefits to the Company and to each relevant related person;

•	whether the transaction would require a waiver of the Company’s Code of Business Conduct and Ethics or Governance and Nominating Committee Charter; and

•	whether the transaction is subject to existing agreements by which the Company is bound concerning interested or related party or affiliate transactions.
The Audit Committee may, in its sole discretion, approve or deny any related person transaction and make approval subject to any conditions it deems appropriate regarding each involved related person, the transaction or otherwise.
AUDIT COMMITTEE REPORT
Each member of the Company’s Audit Committee meets the independence requirements set by the National Association of Securities Dealers. The Committee members reviewed and discussed the Company’s audited financial statements for the fiscal year ending September 30, 2007 with management. The Committee also discussed all the matters required to be discussed by Statement of Auditing Standards No. 61 with the Company’s independent auditors, Deloitte & Touche LLP. The Committee received the written disclosures and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants their independence. Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission
Walter A. Bell, S. Felton Mitchell, Harris V. Morrissette, Robert H. Rouse and J.D. Woodward
Members, Audit Committee

PROPOSAL 2
PROPOSAL TO APPROVE THE
2008 INCENTIVE PLAN OF ENERGYSOUTH, INC.
On October 26, 2007, the Board of Directors adopted the 2008 Incentive Plan of EnergySouth, Inc. (“2008 Plan”), subject to approval of the shareholders. If approved, the 2008 Plan will be effective January 25, 2008. A copy of the 2008 Plan, as proposed for approval, is included as Exhibit A to this Proxy Statement.
The purposes of the 2008 Plan are to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers, other key employees and directors essential to the success of the Company and its affiliates; (ii) motivation of executive officers, other key employees and directors using performance-related and stock-based incentives linked to the interests of the Company’s shareholders; and (iii) enabling of such executive officers, other key employees and directors to share in the growth and success of the Company and its affiliates.
The 2008 Plan will supersede the 2003 Stock Option Plan of EnergySouth, Inc. (the “2003 Stock Option Plan”) with regard to all stock option awards made after the effective date of the 2008 Plan. The 2003 Stock Option Plan will remain effective as to all stock option awards made and outstanding prior to the effective date of the 2008 Plan. The Board of Directors proposes to reserve 250,000 shares of the Company’s authorized common stock (“Common Stock”) for awards under the 2008 Plan.
Awards under the 2008 Plan may be in the form of stock options, stock appreciation rights, restricted stock, cash payments or such other forms as authorized by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee may grant an award subject to the attainment of one or more performance goals established by the Compensation Committee. As of the date hereof, no awards have been granted under the Plan.
The primary features of the 2008 Plan are summarized below. This summary is qualified in its entirety by reference to the specific provisions of the 2008 Plan.
General Information
          Administration. The Compensation Committee will administer the 2008 Plan. The Compensation Committee is comprised of members of the Board of Directors who qualify both as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) and “disinterested persons” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act.
          Eligibility and Participants. All full-time employees of the Company or any affiliated entity and non-employee directors of the Company’s Board of Directors are eligible to become participants and to receive awards under the 2008 Plan. The Compensation Committee, in its discretion, designates participants from this eligible group. Employees of an affiliated entity may not be granted incentive stock options under the 2008 Plan unless the affiliated entity is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
          Awards under the 2008 Plan. Awards granted under the 2008 Plan may be in the form of (i) stock options, including both incentive stock options and nonqualified stock options (collectively, “stock options”), (ii) stock appreciation rights, (iii) restricted stock, (iv) cash payments, and (v) other forms of awards as the Compensation Committee, in its discretion, deems appropriate (individually, an “award” or collectively, “awards”). Awards granted under the 2008 Plan may be conditioned upon the attainment of one or more performance goals established by the Compensation Committee.

          Shares Subject to the 2008 Plan. The total number of shares of Common Stock reserved and available for awards under the 2008 Plan is 250,000. Any of the authorized shares of Common Stock may be used for any of the types of awards described in the Plan, except that no more than 150,000 shares of Common Stock may be issued in forms of awards other than stock options and stock appreciation rights.
          If the outstanding shares of the Company’s Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities by reason of a stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or otherwise (a “Recapitalization Event”), the Compensation Committee will (i) equitably adjust the number of shares of Common Stock that may be issued under the 2008 Plan or with respect to which awards may be granted under the 2008 Plan, and (ii) provide for an equitable adjustment of any shares issuable or amounts payable pursuant to awards outstanding under the 2008 Plan.
          Any shares of Common Stock related to awards that expire, are forfeited or cancelled, or terminate for any other reason without the delivery of the Common Stock will again be available for issuance under the Plan. The following shares of Common Stock related to Awards will specifically not be available for issuance again under the Plan: (i) shares of Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of a Stock Option; (ii) shares of Common Stock tendered or withheld in order to satisfy withholding tax obligations; (iii) shares of Common Stock repurchased by the Corporation using stock option proceeds; and (iv) stock appreciation rights settled in Common Stock when only the shares delivered are counted against the number of shares reserved and available for awards under the 2008 Plan.
          Effective Date. The 2008 Plan has been adopted by the Board of Directors subject to the approval of the shareholders of the Company. If the 2008 Plan is approved by the shareholders of the Company, the effective date of the 2008 Plan will be January 25, 2008.
Awards
          Stock options. Stock options granted under the 2008 Plan maybe in the form of either incentive stock options within the meaning of Section 422 of the Code or nonqualified stock options. Stock options granted under the 2008 Plan will be in such form as the Compensation Committee approves, and the provisions of stock options need not be the same with respect to each participant. Each stock option will be evidenced by an award agreement in a form that is not inconsistent with the 2008 Plan and that the Compensation Committee approves. The award agreement will specify, among other things, the type of stock option granted, the option price, the duration of the stock option, the number of shares of Common Stock to which the stock option pertains and the schedule on which such stock option becomes exercisable.
          No stock option may be granted with an exercise price of less than the fair market value of a share of Common Stock on the date of grant (for incentive stock options, 110% of fair market value if the grantee beneficially owns more than 10% of the voting power of all classes of stock of the Company), and the term of a stock option may not be longer than 10 years (for incentive stock options, 5 years if the grantee beneficially owns more than 10% of the voting power of all classes of stock of the Company).
          A stock option will vest and will be exercisable cumulatively from the date of grant in not less than 3 equal annual installments. Upon exercise of a stock option, payment may be in the form of cash, by check payable to the Company or by such other instrument or in such other manner as may be acceptable to the Compensation Committee. The Compensation Committee may, in its discretion, authorize full or partial payment to be made in the form of unrestricted Common Stock owned by the participant (based on the fair market value of the Common Stock on the date the stock option is exercised) or such other form as the Compensation Committee deems acceptable.

          Except as provided in the next paragraph, upon a participant’s termination of employment, all of the participant’s rights under a stock option which are not vested as of the date of termination will be forfeited. If a participant’s employment terminates for any reason other than retirement (including death or disability), the participant, or his or her legal or personal representative, or other legally authorized person may exercise any vested stock option at any time within 90 days following the date of termination. If a participant retires, the participant may exercise any vested stock option at any time within 12 months following the date of retirement; provided, however, that if the participant dies before the expiration of such 12 month period, the participant’s personal representative or other legally authorized person may exercise such stock option within the later of 12 months following the date of the participant’s retirement or 90 days following the date of the participant’s death. In no event, however, may a stock option be exercised later than the date on which the stock option terminates or expires.
          If (i) a participant who has been granted a stock option terminates employment by reason of retirement, death or disability, (ii) the participant has attained the performance goals, if any, to which the grant of the stock option was subject, and (iii) the stock option has not become fully vested and exercisable as of the participant’s termination date, then the Compensation Committee may, in its discretion, accelerate the vesting and the exercisability of all or a portion of the participant’s stock option that would have become vested and exercisable if the participant had remained employed by the Company or any affiliate for an additional 12 months following the participant’s termination date.
          The aggregate fair market value (determined at the time of grant) of the Common Stock for which incentive stock options are exercisable for the first time by a participant during any calendar year under the 2008 Plan will not exceed $100,000. The maximum aggregate number of shares of Common Stock with respect to which stock options may be granted to a participant in a single calendar year is 30,000.
          Stock appreciation rights. A stock appreciation right entitles the participant to receive upon exercise the excess of (i) the fair market value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price that is not less than 100% of the fair market value of the Common Stock at the time the stock appreciation right was granted, or, if granted in connection with a previously issued stock option, not less than 100% of the fair market value of the Common Stock at the time such stock option was granted. A stock appreciation right may be granted in connection with all or any portion of a previously or contemporaneously granted stock option, or not in connection with a stock option. Each stock appreciation right will be evidenced by an award agreement in a form that is not inconsistent with the 2008 Plan and that the Compensation Committee approves.
          The term of a stock appreciation right may not be longer than 10 years.
          A stock appreciation right will vest and will be exercisable cumulatively from the date of grant in not less than 3 equal annual installments. The participant will have the right to exercise up to one-third of the total number of shares subject to the stock appreciation right on and after the first anniversary of the date of grant, up to an additional one-third of the total number shares subject to the stock appreciation right on and after the second anniversary of the date of grant, and up to an additional one-third of the total number of shares subject to the stock appreciation right on and after the third anniversary of the date of grant, on which date the total number of shares subject to the stock appreciation right will be exercisable.
          Upon exercise of a stock appreciation right, payment may be made in cash, by check payable to the Company, in the form of Common Stock (at the fair market value on the date of exercise), or a combination thereof, as the Compensation Committee may determine.
          Except as provided in the next paragraph, upon a participant’s termination of employment, all of the participant’s rights under a stock appreciation right which are not vested as of the date of termination will be forfeited. If a participant’s employment terminates for any reason other than retirement (including death or disability), the participant, or his or her legal or personal representative, or other legally authorized person may exercise any vested stock appreciation right at any time within 90 days following the date of termination. If a participant retires, the participant may exercise any vested stock appreciation right at any time within 12 months following the date of retirement; provided, however, that if the participant dies before the expiration of such 12 month period, the participant’s personal representative or other legally authorized person may exercise such stock appreciation right within the later of 12 months following the date of the participant’s retirement or 90 days following the date of the participant’s death. In no event, however, may a stock appreciation right be exercised later than the date on which the stock appreciation right terminates or expires.
          If (i) a participant who has been granted a stock appreciation right terminates employment by reason of retirement, death or disability, (ii) the participant has attained the performance goals, if any, to which the grant of the stock appreciation right was subject, and (iii) the stock appreciation right has not become fully vested and exercisable as of the participant’s termination date, then the Compensation Committee may, in its discretion, accelerate the vesting and the exercisability of all or a portion of the participant’s stock appreciation right that would have become vested and exercisable if the participant had remained employed by the Company or any affiliate for an additional 12 months following the participant’s termination date.
          The maximum aggregate number of shares of Common Stock with respect to which stock appreciation rights may be granted to a participant in a single calendar year is 30,000.
          Performance Award. The Compensation Committee may grant a performance award to a participant, payable in any form of award authorized under the 2008 Plan, upon the attainment of specific performance goals during the performance period. If the performance award is payable in shares of restricted stock, such shares may be either transferred to the participant on the date of the award, subject to forfeiture if the goal is not attained, or transferable to the participant only upon attainment of the relevant performance goal. If the performance award is payable in cash, it may be paid upon attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of the Common Stock), as determined by the Compensation Committee in its discretion.
          Each performance award will be evidenced by an award agreement in a form that is not inconsistent with the 2008 Plan and that the Compensation Committee approves.
          The performance period will be a period of not less than 1 year and not more than 10 years during which a participant must attain the performance goals in order to be entitled to receive a performance award. The Committee will establish the value or range of value of the performance award, the form in which the award will be paid, and the date(s) and timing of payment of the award. The participant will be entitled to receive the performance award only upon the attainment of the performance goals and such other criteria as may be prescribed by the Compensation Committee during the performance period.
          Unless otherwise provided in the applicable award agreement, an employment agreement or other applicable contract between the participant and the Company or any affiliate, if a participant who has been granted a performance award is terminated by the Company or terminates employment with the Company for any reason prior to either (i) the attainment of the performance goals, (ii) satisfaction of such other criteria prescribed by the Compensation Committee that would entitle the participant to receive the performance award, or (iii) prior to the end of the performance period, then all of the participant’s rights under such performance award will be forfeited.
          The Compensation Committee may grant any performance award in a manner intended to result in “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder (a “Qualifying Performance Award”). With respect to performance awards designated as Qualifying Performance Awards, the maximum amount payable in cash to the participant under such an award in a single calendar year will be $1,000,000 notwithstanding the terms of the performance award.
          Restricted stock. “Restricted stock” refers to shares of Common Stock that are awarded to a participant, but which a participant may not sell, transfer, pledge or assign during the period beginning on the date of the grant and ending not less than 3 years from the date of the grant. The Compensation Committee will be authorized to award shares of restricted stock under the 2008 Plan, subject to such terms and conditions as the Compensation Committee may determine. The Compensation Committee may condition the grant of restricted stock, and the terms and conditions applicable to such restricted stock, upon the attainment of specified performance goals, or such other criteria as the Compensation Committee may determine. The provisions of restricted stock awards need not be the same with respect to each participant.
          Each award of shares of restricted stock will be evidenced by an award agreement in a form that is not inconsistent with the 2008 Plan and that the Committee approves. Awards of restricted stock must be accepted within a period of 90 days (or such shorter period as the Committee may specify) after the award date by executing an award agreement and paying the price, if any, for such shares as the Compensation Committee may require.
          Except as to restrictions on transfers, the participant will have, with respect to the shares of restricted stock, all of the rights of a shareholder of the Company, including the right to vote and to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to restricted stock will be subject to the same restrictions as on such restricted stock.
          Except as provided in the next paragraph, if a participant who has been granted restricted stock terminates employment with or is terminated by the Company or any affiliate, the participant will forfeit all shares of restricted stock as to which the restrictions have not lapsed.
          If (i) a participant who has been granted restricted stock terminates employment with the Company or any affiliate by reason of retirement, death or disability, (ii) the participant has attained the performance goals, if any, to which the grant of the restricted stock was subject, and (iii) the restrictions on the restricted stock have not lapsed as of the participant’s termination date, then the Compensation Committee may, in its discretion, accelerate the removal of the restrictions of all or a portion of the participant’s restricted stock as shall be determined by a fraction, the numerator of which is the number of full calendar months, as of the termination date, that the participant was employed by the Company or any affiliate following the date of grant of the restricted stock, and the denominator of which is the total number of calendar months that the restrictions on the restricted stock are effective.
          The maximum aggregate number of shares of Common Stock with respect to which restricted stock awards may be granted to a participant in a single calendar year is 15,000.
Sale, Merger or Change in Control
          In the case of a proposed merger or consolidation in which the Company is not the surviving Company, or a proposed sale of all or substantially all of the business or assets of the Company, or a proposed liquidation or dissolution of the Company, or in the event of a tender offer or any other change involving a threatened change in control of the Company which, in the opinion of the Compensation Committee, could deprive the participants of the benefits intended to be conferred by awards under the 2008 Plan, the Compensation Committee may, in anticipation of any such transaction or event, either at the time of grant or thereafter, modify or amend the terms and conditions of any one or more outstanding award agreements in such manner as the Compensation Committee, in its discretion, determines is equitably warranted under the circumstances including, without limitation, (i) acceleration of vesting or exercisability or modification of other terms of exercise, (ii) waiver of or acceleration of the lapse of restrictions, (iii) waiver or acceleration of performance goals or performance period, or (iv) any other terms which the Compensation Committee, in its discretion, deems appropriate.
Amendment and Termination of the 2008 Plan
          The Board of Directors may amend, modify, suspend or terminate the 2008 Plan at any time; provided, however, that without shareholder approval, the Board may not increase the maximum number of shares that may be issued under the 2008 Plan (except increases relating to equitable adjustments due to a Recapitalization Event or increases equitably warranted in the event of a sale, merger or change in control), change the class of eligible persons, extend the period specified in the 2008 Plan or a participant’s award agreement during which an award may be exercised, or change the minimum price for which a share of Common Stock may be purchased under a stock option granted under the 2008 Plan. The termination or any modification, suspension or amendment of the 2008 Plan may not adversely affect a participant’s rights under an award previously granted without the consent of the participant. The Compensation Committee may amend the terms of any award agreement, prospectively or retroactively, but no such amendment shall impair the rights of any participant or permitted transferee without his or her consent.
Discussion of Federal Income Tax Consequences
          The following statements are based on current interpretations of existing federal income tax laws. The tax law is technical and complex and the statements represent only a general summary of some of the applicable provisions.
          Stock options. Generally, there are no federal income tax consequences to the optionee or the Company upon the grant of a stock option. Upon exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a nonqualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company, subject to the limitations of Section 162(m) of the Code. The disposition of shares acquired upon exercise of a nonqualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.
          Stock appreciation rights. The grant of a stock appreciation right generally does not result in income to the grantee or in a deduction for the Company. Upon the exercise of a stock appreciation right, the grantee will recognize compensation income and the Company will be entitled to a deduction measured by the fair market value of the shares plus any cash received, subject to the limitations of Section 162(m) of the Code.
          Restricted stock. The grant of restricted stock generally does not result in income to the grantee or in a deduction for the Company, if the shares transferred are subject to restrictions which constitute a “substantial risk of forfeiture.” It general, it is anticipated that restricted stock grants would include terms constituting such a risk. If there are no such restrictions, the grantee would recognize compensation income upon receipt of the shares unless receipt of the Common Stock is deferred. Dividends paid to the grantee while the stock is subject to such restrictions would be treated as compensation income to the grantee and the Company would be entitled to a deduction, subject to the limitations of Section 162(m) of the Code. At the time the restrictions lapse, the grantee would recognize compensation income, and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse, subject to the limitations of Section 162(m) of the Code.
          Cash Payments. The receipt of a cash payment generally would be recognized as compensation income to the grantee and the Company would be entitled to a corresponding deduction for such amount.
          Limitations on Deductibility under Section 162(m). As indicated above, the Company will usually be entitled to a deduction at the time and in the amount a recipient of an award recognizes ordinary compensation income in connection therewith. However, Section 162(m) of the Code imposes a $1,000,000 limitation on the amount of annual compensation deduction allowable to a publicly held company in respect of its chief executive officer and its other four most highly paid executive officers. An exception to this limitation is provided if certain shareholders approval, non-

employee director administration and other requirements are satisfied. Assuming that the Company’s shareholders approve the 2008 Plan, awards may be, but are not required to be, structured in a way that is not subject to this deduction limitation.
          Section 409A of the Code. The 2008 Plan will be administered, operated and interpreted such that all awards granted under the 2008 Plan will not be considered deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of the 2008 Plan, the Compensation Committee may amend or modify the 2008 Plan or any award agreement, prospectively or retroactively, without the approval of any participant or beneficiary, to the extent necessary to cause the 2008 Plan or any award agreement to comply with or be exempt from the requirements of Section 409A of the Code.
Vote Required for Approval of 2008 Plan
The vote of a majority of the shares of Common Stock cast by the shares entitled to vote is required for the approval of the 2008 Plan. Abstaining votes will not be counted as votes. All abstentions and broker non-votes will be counted towards the establishment of a quorum.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS
A VOTE “FOR” THE RATIFICATION AND APPROVAL OF THE 2008 PLAN.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
The firm of Deloitte & Touche LLP has served as independent public accountants to audit the Company’s financial statements for the past twenty years and they have been selected by the Board of Directors to continue in such capacity as independent public accountants for the Company for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Audit Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $555,000 and $489,000 for fiscal 2007 and fiscal 2006, respectively, for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q or services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. The Company did not retain Deloitte & Touche LLP for fiscal 2007 and fiscal 2006 to perform assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements, including audit of the Company’s employee benefit plans.
Tax Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $32,000 and $13,000 for fiscal 2007 and fiscal 2006, respectively, for professional services rendered for tax compliance, tax advice and tax planning. The fiscal 2007 fees include services related to the research, analysis, and consultation regarding certain income tax considerations related to Bay Gas Storage Company, Ltd.’s federal GO Zone bond financing dated August 15, 2007.
All Other Fees. Deloitte & Touche LLP billed the Company aggregate fees totaling $3,000 for each of fiscal 2007 and fiscal 2006, respectively, for services other than those described in the three immediately preceding paragraphs.

The Audit Committee of the Board of Directors approved, directly or through the pre-approval process, all of the services provided by Deloitte & Touche LLP during fiscal 2007 except for tax services related to the federal GO Zone bond financing which were begun prior to obtaining specific audit committee pre-approval. Fees related to these services represent approximately 3% of the total fees paid to Deloitte & Touche LLP. This project was not recognized as non-audit services at the time of the engagement, and was promptly brought to the attention of the Audit Committee and approved prior to the completion of the 2007 audit. The Audit Committee concluded that the provision of all services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Audit Committee Preapproval Policies. The Audit Committee of the Board of Directors has adopted preapproval policies and procedures with respect to engagements of Deloitte & Touche LLP. A copy of the Audit Committee Guidelines reflecting these policies and procedures is available to shareholders on the Company’s web site, www.energysouth.com.
SHAREHOLDER PROPOSALS
Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission (“SEC”). In order to be included in the Company’s proxy statement and form of proxy relating to its 2009 Annual Meeting pursuant to Rule 14a-8 promulgated by the SEC (“Rule 14a-8”), proposals from shareholders to be presented at the 2009 Annual Meeting must be received by the Secretary of the Company no later than August 21, 2008. The date after which notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely is November 4, 2008. If notice of such a shareholder proposal is received by the Company after November 3, 2008, then the Company’s proxy for the 2009 Annual Meeting may confer discretionary authority to vote on such matter without discussion of such matter in the proxy statement for the 2009 Annual Meeting.
OTHER PROPOSALS
As of this date, the Company does not know of any other business to be presented at the meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented to the meeting and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

Please sign, date, and return the enclosed proxy promptly in the enclosed envelope on which no postage stamp is necessary if mailed in the United States.

ENERGYSOUTH, INC. By G. EDGAR DOWNING, JR. Secretary
Mobile, Alabama
Dated December 7, 2007

EXHIBIT A
2008 INCENTIVE PLAN OF ENERGYSOUTH, INC.
     Section 1. Purpose; Definitions.
     The purposes of the 2008 Incentive Plan (the “Plan”) of EnergySouth, Inc. (the “Company”) are to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers, other key employees and directors essential to the success of the Company and its Affiliates; (ii) motivation of executive officers, other key employees and directors using performance-related and stock-based incentives linked to the interests of the Company’s shareholders; and (iii) enabling of such executive officers, other key employees and directors to share in the growth and success of the Company and its Affiliates. The 2003 Stock Option Plan of EnergySouth, Inc. (the “2003 Plan”) shall remain effective with regard to all stock option awards made and outstanding thereunder, but shall be superseded by this Plan with regard to all Awards made after the Effective Date.
     For purposes of the Plan, the following terms shall be defined as set forth below:
     (a) “Act” means the Securities Exchange Act of 1934, as amended.
     (b) “Affiliate” means (i) the Company’s wholly and majority owned subsidiaries, (ii) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (iii) any entity in which the Company has a significant equity interest, as determined by the Committee.
     (c) “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Award, cash payment or other award granted under the Plan.
     (d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.
     (e) “Board” means the Board of Directors of the Company.
     (f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     (g) “Committee” means the Compensation Committee of the Board.
     (h) “Common Stock” means the common stock, par value $.01 per share, of the Company.
     (i) “Company” means EnergySouth, Inc., a Delaware Company.
     (j) “Director” means a non-employee member of the Company’s Board of Directors.
     (k) “Eligible Person” means any Director or Employee.
     (l) “Effective Date” shall be the date set forth in Section 6.
     (m) “Employee” means any full-time employee of the Company or its Affiliates.
     (n) “Fair Market Value” of Common Stock or other securities of the Company shall be determined as follows:

          (i) If the Common Stock is listed on a securities exchange or is regularly quoted by a recognized securities dealer, and selling prices are reported, its fair market value shall be the closing price of such stock on the date the value is to be determined, but if selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for such stock on the date the value is to be determined, or if there are no quoted prices on the date the value is to be determined, then the fair market value shall be the mean between the high bid and low asked prices for such stock for the last preceding business day on which there were quoted prices.
          (ii) In the absence of an established market for the Common Stock, the fair market value thereof shall be determined in good faith by the Committee, with reference to the Company’s net worth, prospective earning power, dividend paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management, and the values of stock of other companies in the same or a similar line of business.
     (o) “Incentive Stock Option” means any Stock Option intended to be and designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code.
     (p) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
     (q) “Participant” means an Eligible Person granted an Award under the Plan.
     (r) “Performance Award” means an Award granted to a Participant pursuant to Section 9 hereof contingent upon achieving certain Performance Goals.
     (s) “Performance Goals” has the meaning ascribed to such term in Section 4(b).
     (t) “Performance Period” has the meaning ascribed to such term in Section 9(a).
     (u) “Person” means any individual or any Company, partnership, limited liability company, association, organization, trust, or other entity.
     (v) “Plan” means the 2008 Incentive Plan of EnergySouth, Inc.
     (w) “Qualifying Performance Award” has the meaning ascribed to such term in Section 9(d).
     (x) “Restricted Stock” means an Award of shares of Common Stock granted to a Participant pursuant to and subject to the restrictions set forth in Section 10 hereof.
     (y) “Retirement” means either normal retirement, late retirement or early retirement pursuant to which a Participant would be entitled to receive benefits under the Retirement Plan for Employees of EnergySouth, Inc. and Affiliates or any successor plan thereto (whether or not such Participant is actually a participant thereunder).
     (z) “Stock Appreciation Right” means a right granted under Section 8 hereof, which entitles the holder to receive cash or Common Stock in an amount equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price, as more particularly described in Section 8(a).
     (aa) “Stock Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof, and may be an Incentive Stock Option or a Nonqualified Stock Option.
     (bb) “Ten Percent Shareholder” means a Person who owns (after taking into account the attribution rules of Section 424(d) of the Code or any successor provision of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

     Section 2. Administration.
     (a) The Plan shall be administered by the Committee. The Committee shall have full and final authority in its discretion (i) to interpret the provisions of the Plan (and any Award Agreement and any other agreement or instrument relating to the Plan) and to decide all questions of fact arising in its application, (ii) to designate Participants, (iii) to determine the Participants to whom Awards shall be made under the Plan, (iv) to determine the type of Award to be made and the amount, size, terms and conditions of each such Award, (v) to determine and establish additional terms and conditions not inconsistent with the Plan for any Award Agreements entered into with Participants in connection with the Plan, (vi) to determine the time when Awards will be granted and when rights may be exercised, (vii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, and (viii) to make all other determinations necessary or advisable for the administration of the Plan.
     (b) Any decision made or action taken by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.
     (c) Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and advancement of expenses by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by the Company’s Certificate of Incorporation and Bylaws and as may be otherwise required by law and under any directors’ and officers’ liability insurance that may be in effect from time to time, or as a majority of the Board then in office may determine from time to time, as evidenced by a written resolution thereof. In addition, no member of the Committee and no Employee shall be liable for any act or failure to act hereunder by any other member or other Employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for any act or failure to act by such member or Employee, except in circumstances involving such member’s or Employee’s bad faith, gross negligence, intentional fraud or intentional violation of a statute.
     (d) Consistent with the Committee’s charter and the Company’s by-laws, the Committee may delegate administrative or similar tasks to specified Employees or groups of Employees, so long as such delegation is not limited by applicable Delaware corporate law, compliance with SEC Rule 16b-3, Section 162(m) of the Code, or other similar requirements.
     Section 3. Eligibility; Participants. Any Eligible Person may be designated a Participant by the Committee. Incentive Stock Options may not be granted to an Employee of an Affiliate unless such Affiliate is also a “subsidiary Company” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Participation in the Plan or receipt of an Award under the Plan does not guarantee that an Eligible Person will either participate in the Plan in the future or will receive additional Awards.
     Section 4. Awards Under the Plan.
     (a) Form of Award. Awards under the Plan may be in the form of Stock Options, Stock Appreciation Rights, Restricted Stock, cash payments, and such other forms as the Committee in its discretion deems appropriate, including any combination of the above. No fractional shares of Common Stock shall be issued under the Plan nor shall any right be exercised under the Plan with respect to a fractional share of Common Stock.
     (b) Performance Goals. Unless otherwise prohibited by applicable law, Awards granted under the Plan may be subject to the attainment of one or more performance goals established by the Committee (the “Performance Goals”). Performance Goals will be based on any business criteria deemed appropriate by the Committee including but not limited to: (i) total shareholder return; (ii) stock price increase; (iii) dividend payout as a percentage of net income; (iv) return on equity; (v) return on capital employed; (vi) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (vii) economic value added (income in excess of capital costs); (viii) market share; (ix) customer satisfaction as measured by survey instruments; (x) earnings before interest and taxes (EBIT); (xi) earnings before interest, taxes, depreciation and amortization (EBITDA); (xii) net income; (xiii) operating income; (xiv) earnings per share (basic and diluted); (xv) completion of construction or other projects on time and/or within budget; (xvi) revenue growth; (xvii) return on assets; (xviii) return on net assets; (xix) asset growth; (xx) growth in equity; (xxi) book value per share; (xxii) expenses and expense ratio management; (xxiii) profit margin; and (xxiv) revenue or sales.
     These Performance Goals may be designed to measure corporate performance under any standards as may be determined by the Committee, including the absolute performance of the Company or its Affiliates, the performance of the Company or its Affiliates relative to prior periods, the performance of the Company or its Affiliates relative to other companies or the performance of the departments or divisions of the Company or its Affiliates with respect to which the recipient has supervisory responsibility. Multiple Performance Goals may be established and may have the same or different weighting.
     (c) Adjustments to Performance Goals. At any time prior to payment of an Award, the Committee may adjust previously established Performance Goals and other terms and conditions of the Award to reflect major unforeseen events such as changes in laws, regulations or accounting policies or procedures, mergers, acquisitions or divestitures or extraordinary, unusual or nonrecurring items or events, subject to the limitations of Section 162(m) of the Code and the regulations promulgated thereunder with respect to those Awards which are structured to qualify for an exception to the limitations on deductibility imposed by Section 162(m) of the Code and the regulations promulgated thereunder.
     Section 5. Shares Subject to Plan.
     (a) Number of Shares. Subject to adjustment as provided in paragraph (b) below and subject to paragraph (c), the total number of shares of Common Stock reserved and available for Awards under the Plan shall be 250,000 shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than a cumulative total of 150,000 shares of Common Stock may be issued in forms of Awards other than Stock Options and Stock Appreciation Rights. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
     (b) Equitable Adjustment. If the outstanding shares of the Company’s common stock are increased, decreased or exchanged for a different number or kind of shares or other securities by reason of a stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or otherwise, the Committee shall (i) equitably adjust the number of shares of Common Stock which may be issued under the Plan or with respect to which Awards may be granted under the Plan, and (ii) provide for an equitable adjustment of any shares issuable or amounts payable pursuant to Awards outstanding under the Plan.
     (c) Share Counting. Any shares of Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock shall again be available for issuance under the Plan. The following shares of Common Stock related to Awards shall specifically not be available for issuance again under the Plan:
          (i) Shares of Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of a Stock Option;
          (ii) Shares of Common Stock tendered or withheld in order to satisfy withholding tax obligations;
          (iii) Shares of Common Stock repurchased by the Company using Stock Option proceeds; and

          (iv) Stock Appreciation Rights settled in Common Stock when only the shares delivered are counted against the Plan reserve described in Section 5(a).
     Section 6. Effective Date. The Plan has been adopted by the Board subject to the approval of the shareholders of the Company. If the Plan is approved by the shareholders of the Company, the effective date of the Plan will be January 25, 2008 (the “Effective Date”), the date it was adopted by the Board. If any Awards are granted under the Plan before the date of such shareholder approval, such Awards automatically shall be granted subject to such approval.
     Section 7. Stock Options. Stock Options may be granted either alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Options need not be the same with respect to each Participant. Each Stock Option shall be evidenced by an Award Agreement in a form that is not inconsistent with the Plan and that the Committee may from time to time approve. Such Award Agreement shall specify, among other things, the type of Stock Option granted, the option price, the duration of the Stock Option, the number of shares of Common Stock to which the Stock Option pertains and the schedule on which such Stock Option becomes exercisable.
     Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options.
     The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options to any Employee, subject to Section 3, and to grant to any Eligible Person Nonqualified Stock Options (in each case with or without Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option.
     Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. Notwithstanding the foregoing, in the event a Participant voluntarily disqualifies a Stock Option as an Incentive Stock Option within the meaning of Section 422 of the Code, the Committee may, but shall not be obligated to, make such additional grants, awards or bonuses as the Committee shall deem appropriate, to reflect the tax savings to the Company which result from such disqualification.
     Stock Options granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement:
     (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than the Fair Market Value of the Common Stock on the date of the grant of the Stock Option; provided, however, if the Stock Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the option price for each share of Common Stock subject to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted. Notwithstanding the foregoing and except as permitted by the provisions of Sections 5(b) and 11 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Stock Options to reduce the option price per share subject to such Stock Option or (ii) cancel such Stock Options and grant substitute Stock Options with a lower price per share than the cancelled Stock Options. If and to the extent that a Stock Option by its terms purports to be granted at a price lower than that permitted by the Plan, such Stock Option shall be deemed for all purposes to have been granted at the lowest price that would in fact have been permitted by the Plan at the time of grant.
     (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted; provided, however, that if a Stock

Option is an Incentive Stock Option granted to a Ten Percent Shareholder, such Incentive Stock Option shall not be exercisable more than five (5) years after the date such Incentive Stock Option is granted.
     (c) Exercisability and Vesting. Subject to Section 7(f) hereof with respect to Incentive Stock Options, a Stock Option shall vest and shall be exercisable cumulatively from the date of grant in not less than three (3) equal annual installments, with the Participant having the right to purchase from the Company the following number of shares of Common Stock under the Option, on and after the following dates, in cumulative fashion:
          (i) on and after the first (1st) anniversary of the date of grant, up to one-third (1/3) (ignoring fractional shares) of the total number of Option shares;
          (ii) on and after the second (2nd) anniversary of the date of grant, up to an additional one-third (1/3) (ignoring fractional shares) of the total number of Option shares; and
          (iii) on and after the third (3rd) anniversary of the date of grant, up to an additional one-third (1/3) (ignoring fractional shares) of the total number of Option shares, on which date the total number of Option shares will have become exercisable.
     If and to the extent that a Stock Option has become exercisable, it shall be deemed to be vested and fully exercisable until such time as it expires in accordance with its terms or terminates pursuant to any provision of the Plan.
     (d) Method of Exercise. A Stock Option may be exercised in whole or in part at any time after vesting and before expiration or termination (the “Option Period”) by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check payable to the Company or by such other instrument or in such other manner as may be acceptable to the Committee. If permitted by the Committee, in its sole and absolute discretion, at or after the date of grant, payment in full or in part may also be made in the form of unrestricted Common Stock owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised, as determined by the Committee) or such other form of payment as may be deemed acceptable by the Committee. No shares of Common Stock resulting from the exercise of a Stock Option shall be issued until full payment therefor has been made.
     (e) Termination of Employment.
          (i) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Stock Option is terminated by or terminates employment with the Company or any Affiliate for any reason whatsoever, including, without limitation, death, Retirement or disability, all of the Participant’s rights under such Stock Option which are not vested as of the date of termination shall be forfeited.
          (ii) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Stock Option is terminated by or terminates employment with the Company or any Affiliate for any reason whatsoever other than Retirement, including, without limitation death or disability, any Stock Option that is vested and that the Participant is entitled to exercise on the date of termination of employment may, subject to the provisions of the Plan, be exercised at any time within ninety (90) days following the date of such termination, but in no event later than the date on which the Stock Option terminates or expires. Such Stock Option may be exercised by the Participant, the Participant’s legal representative, the personal representative of the Participant’s estate, or such other Person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the Participant’s death.

          (iii) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Stock Option terminates employment with the Company or any Affiliate by reason of Retirement, any Stock Option that is vested and that the Participant is entitled to exercise on the date of Retirement may, subject to all other provisions of the Plan, be exercised at any time within twelve (12) months following the date of such Retirement, but in no event later than the date on which the Stock Option terminates or expires. If the Participant dies following the date of Retirement but prior to the expiration of such twelve (12) month period, then the personal representative of the Participant’s estate, or such other Person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the Participant’s death, may exercise such Stock Option within the later of twelve (12) months following the date of such retirement or ninety (90) days following the date of the Participant’s death, but in no event later than the date on which the Stock Option terminates or expires.
          (iv) Notwithstanding any other provision of this Agreement to the contrary, if (A) a Participant who has been granted a Stock Option terminates employment with the Company or any Affiliate by reason of Retirement, death or disability, (B) the Participant has attained the Performance Goals, if any, to which the grant of the Stock Option was subject, and (C) the Stock Option has not become fully vested and exercisable as of the Participant’s termination date, then the Committee may, in its sole and absolute discretion, accelerate the vesting and the exercisability of all or a portion of the Participant’s Stock Option that would have become vested and exercisable if the Participant had remained employed by the Company or any Affiliate for an additional twelve months following the Participant’s termination date.
     (f) Limit on Value of Incentive Stock Option First Exercisable Annually. The aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan (and/or any other stock option plans of the Company or any Affiliate) shall not exceed $100,000.
     (g) Limit on Number of Stock Options Granted. The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted to a Participant in a single calendar year is 30,000.
     Section 8. Stock Appreciation Rights. Each Stock Appreciation Right shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement:
     (a) Award. A Stock Appreciation Right shall entitle the Participant to receive upon exercise the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price which shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time the Stock Appreciation Right was granted, or, if granted in connection with a previously issued Stock Option, not less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time such Stock Option was granted. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Option (including, in addition to Stock Options granted under the Plan, stock options granted under other plans of the Company), or not in connection with a Stock Option.
     (b) Term. A Stock Appreciation Right shall be granted for a period of not more than ten (10) years, and shall be exercisable in whole or in part at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee.
     (c) Exercisability and Vesting. A Stock Appreciation Right shall vest and shall be exercisable cumulatively from the date of grant in not less than three (3) equal annual installments, with the Participant having the right to exercise the Stock Appreciation Right with respect to the following number of shares of Common Stock, on and after the following dates, in cumulative fashion:

          (i) on and after the first (1st) anniversary of the date of grant, up to one-third (1/3) (ignoring fractional shares) of the total number of shares of Common Stock subject to the Stock Appreciation Right;
          (ii) on and after the second (2nd) anniversary of the date of grant, up to an additional one-third (1/3) (ignoring fractional shares) of the total number of shares of Common Stock subject to the Stock Appreciation Right; and
          (iii) on and after the third (3rd) anniversary of the date of grant, up to an additional one-third (1/3) (ignoring fractional shares) of the total number of shares of Common Stock subject to the Stock Appreciation Right, on which date the total number of shares of Common Stock subject to the Stock Appreciation Right will have become exercisable.
     If and to the extent that a Stock Appreciation Right has become exercisable, it shall be deemed to be vested and fully exercisable until such time as it expires in accordance with its terms or terminates pursuant to any provision of the Plan.
     (d) Payment. Upon exercise of a Stock Appreciation Right, payment shall be made in the form of Common Stock (at the Fair Market Value on the date of exercise), in cash, or in a combination thereof, as the Committee may determine.
     (e) Effect on Shares. The exercise of a Stock Appreciation Right shall be treated as the issuance of the number of shares of Common Stock with respect to which the Stock Appreciation Right has been exercised for purposes of calculating the number of shares that have been issued under the Plan.
     (f) Stock Appreciation Right Granted with Stock Option. A Stock Appreciation Right granted in connection with a Stock Option may be exercised only if and when the related Stock Option is exercisable and is subject to the terms and conditions applicable to such Stock Option.
     (g) Termination of Employment.
          (i) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Stock Appreciation Right is terminated by or terminates employment with the Company or any Affiliate for any reason whatsoever, including, without limitation, death, Retirement or disability, all of the Participant’s rights under such Stock Appreciation Right which are not vested as of the date of termination shall be forfeited.
          (ii) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Stock Appreciation Right is terminated by or terminates employment with the Company or any Affiliate for any reason whatsoever other than Retirement, including, without limitation death or disability, any Stock Appreciation Right that is vested and that the Participant is entitled to exercise on the date of termination of employment may, subject to the provisions of the Plan, be exercised at any time within ninety (90) days following the date of such termination, but in no event later than the date on which the Stock Appreciation Right terminates or expires. Such Stock Appreciation Right may be exercised by the Participant, the Participant’s legal representative, the personal representative of the Participant’s estate, or such other Person who acquires the right to exercise such Stock Appreciation Right by bequest or inheritance or by reason of the Participant’s death.
          (iii) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Stock Appreciation Right terminates employment with the Company or any Affiliate by reason of Retirement, any Stock Appreciation Right that is vested and that the Participant is entitled to exercise on the date of Retirement may, subject to all other provisions of the Plan, be exercised at any time within twelve (12) months following the date of such Retirement, but in no event later than the date on which the Stock Appreciation Right terminates or expires. If the Participant dies following the date of Retirement but prior to the expiration of such twelve (12) month period, then the personal representative of the Participant’s estate, or such other Person who acquires the right to exercise such Stock Appreciation Right by bequest or inheritance or by reason of the Participant’s death, may exercise such Stock Appreciation Right within the later of twelve (12) months following such retirement or ninety (90) days following the date of the Participant’s death, but in no event later than the date on which the Stock Appreciation Right terminates or expires.
          (iv) Notwithstanding any other provision of this Agreement to the contrary, if (A) a Participant who has been granted a Stock Appreciation Right terminates employment with the Company or any Affiliate by reason of Retirement, death or disability, (B) the Participant has attained the Performance Goals, if any, to which the grant of the Stock Appreciation Right was subject, and (C) the Stock Appreciation Right has not become fully vested and exercisable as of the Participant’s termination date, then the Committee may, in its sole and absolute discretion, accelerate the vesting and the exercisability of all or a portion of the Participant’s Stock Appreciation Right that would have become vested and exercisable if the Participant had remained employed by the Company or any Affiliate for an additional twelve months following the Participant’s termination date.
     (h) Limit on Number of Stock Appreciation Rights Granted. The maximum aggregate number of shares of Common Stock with respect to which Stock Appreciation Rights may be granted to a Participant in a single calendar year is 30,000.
     Section 9. Performance Award. The Committee may grant a Performance Award to the Participant, payable in any form described in Section 4(a), upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Restricted Stock, such shares may be either (i) transferred to the Participant on the date of the Award (in the form of Restricted Stock in accordance with Section 10 below), subject to forfeiture if the goal is not attained or (ii) transferable to the Participant only upon attainment of the relevant Performance Goal. If the Performance Award is payable in cash, it may be paid upon attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current fair market value of such Common Stock), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Performance Awards granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement:
     (a) Performance Period. The Performance Period shall be a period of not less than one (1) year and not more than ten (10) years during which a Participant must attain the Performance Goals in order to be entitled to receive a Performance Award.
     (b) Value, Form and Payment of Performance Award. The Committee will establish the value or range of value of the Performance Award, the form in which the Award will be paid, and the date(s) and timing of payment of the Award. The Participant will be entitled to receive the Performance Award only upon the attainment of the Performance Goals and such other criteria as may be prescribed by the Committee during the Performance Period.
     (c) Termination of Employment. Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted a Performance Award is terminated by the Company or terminates employment with the Company for any reason prior to either (i) the attainment of the Performance Goals, or (ii) satisfaction of such other criteria prescribed by the Committee which would entitle the Participant to receive the

Performance Award, or (iii) prior to the end of the Performance Period, then all of the Participant’s rights under such Performance Award shall be forfeited.
     (d) Qualifying Performance Awards. Notwithstanding any other provision of this Plan, the Committee shall determine whether to make any Performance Award in a manner intended to result in “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder (a “Qualifying Performance Award”). With respect to Performance Awards designated as Qualifying Performance Awards, the maximum amount payable in cash to the Participant under such Award in a single calendar year shall be $1,000,000 notwithstanding the terms of such Performance Award.
     Section 10. Restricted Stock Awards.
     (a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Persons to whom and the time or times at which grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid for such shares by the recipient of Restricted Stock, the period of time, if any, during which the transfer of such shares is restricted, and all other terms and conditions of such Awards, which terms and conditions shall not be inconsistent with the terms and conditions of the Plan. The Committee may also condition the grant of Restricted Stock, and the terms and conditions applicable to such Restricted Stock, upon the attainment of specified Performance Goals (which grants may be structured as Performance Awards or Qualifying Performance Awards in accordance with Section 9 hereof), or such other criteria as the Committee may determine, in its sole and absolute discretion. The provisions of Restricted Stock Awards need not be the same with respect to each Participant.
     (b) Awards and Certificates. Each Award of shares of Restricted Stock shall be evidenced by an Award Agreement in a form that is not inconsistent with the Plan and that the Committee may from time to time approve. Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify) after the award date by executing an Award Agreement and paying such price, if any, for such shares as the Committee may require.
     (c) Restrictions and Conditions. Subject to the provisions of this Plan and the Award Agreement, from the date of grant through such period as may be set by the Committee (the “Restriction Period”), but in no event less than three (3) years from the date of grant, the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. The Restriction Period may include the Performance Period with respect to Performance Awards payable in shares of Common Stock.
     (d) Rights of Participant. Except as provided in subsection (c), above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote and to receive any dividends. Dividends paid in stock of the Company or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock.
     (e) Termination of Employment.
          (i) Unless otherwise provided in the applicable Award Agreement, or unless otherwise provided in an employment agreement or other applicable contract between the Participant and the Company or any Affiliate, if a Participant who has been granted Restricted Stock is terminated by the Company or terminates employment with the Company for any reason, the Participant shall forfeit all shares of the Restricted Stock as to which the restrictions have not lapsed.
          (ii) Notwithstanding any other provision of this Agreement to the contrary, if (A) a Participant who has been granted Restricted Stock terminates employment with the Company or any Affiliate by reason of Retirement, death or disability, (B) the Participant has attained the Performance Goals, if any, to which the grant of Restricted Stock was subject, and (C) the restrictions on such Restricted Stock have not lapsed as of the Participant’s termination date, then the Committee may, in its sole and absolute discretion, accelerate the vesting and the exercisability of all or a portion of the Restricted Stock as shall be determined by a fraction, the numerator of which is the number of full calendar months, as of the termination date, that the Participant remained employed by the Company or any Affiliate following the date of grant of the Restricted Stock, and the denominator of which is the total number of calendar months that the restrictions on such Restricted Stock are effective (pursuant to Section 10(c)).
     (f) Limit on Number of Restricted Stock Awards Granted. The maximum aggregate number of shares of Common Stock with respect to which Restricted Stock Awards may be granted to a Participant in a single calendar year is 15,000.
     Section 11. Sale, Merger or Change in Control. Notwithstanding any other provision to the contrary contained in this Plan, in the case of a proposed merger or consolidation in which the Company is not the surviving Company, or a proposed sale of all or substantially all of the business or assets of the Company, or a proposed liquidation or dissolution of the Company, or in the event of a tender offer or any other change involving a threatened change in control of the Company which, in the opinion of the Committee, could deprive the holders of the benefits intended to be conferred by Awards hereunder, the Committee may, in anticipation of any such transaction or event, either at the time of grant or thereafter, modify or amend the terms and conditions of any one or more outstanding Award Agreements, in such manner as the Committee, in its sole and absolute discretion, determines is equitably warranted under the circumstances including, without limitation, (i) acceleration of vesting or exercisability or modification of other terms of exercise, (ii) waiver of or acceleration of the lapse of restrictions, (iii) waiver or acceleration of Performance Goals or Performance Period, or (iv) any other terms which the Committee, in its sole and absolute discretion, deems appropriate.
     Section 12. General Provisions.
     (a) Governmental or Other Regulations. Each Award under the Plan shall be subject to the requirement that if, at any time, the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory authority, or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. A Participant shall agree, as a condition of receiving any Award under the Plan, to execute any documents, make any representations, agree to restrictions on stock transferability and take any actions which, in the opinion of legal counsel to the Company, are required by any applicable law, ruling or regulation.
     (b) Rights of a Shareholder. The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until shares of Common Stock are issued to the recipient.
     (c) No Additional Rights. Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company or its Affiliates, or affect any right which the Company or such Affiliates may have to terminate the employment of the Participant. The adoption of this Plan shall not be deemed to give any Eligible Person or any other individual any right to be granted an Award.
     (d) Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company, or provide indemnification satisfactory to the Company for, an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the issuance or delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements. If permitted by the Committee, in its sole and absolute discretion, the Company may allow a Participant to cause any such withholding obligation to be satisfied by electing to have the Company withhold shares otherwise available for delivery to the Participant; provided, however, that such shares shall have a Fair Market Value on the date the tax is to be determined in an amount equal to the minimum statutory total tax which could be imposed on the transaction.
     (e) Non-Assignability. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, no Award under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and all Awards shall be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s legal representative. A transferee of an Award shall have only those rights that the Participant would have had had the Award not been transferred. In addition, if the Committee allows an Award to be transferable or assignable, such Award shall be subject to such additional terms and conditions as the Committee deems appropriate.
     (f) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole and absolute discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
     (g) Non-Uniform Determination. The Committee’s determinations under the Plan (including, without limitation, determination of the persons from the class of Eligible Persons who shall be granted Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Award Agreements, and the establishment of Performance Goals) need not be uniform and may be made by it selectively among Eligible Persons who receive or are eligible to receive Awards under the Plan, whether or not such Eligible Persons are similarly situated.
     (h) Amendment or Termination. The Board may amend, modify, suspend or terminate the Plan at any time; provided, however, that without shareholder approval, the Board may not increase the maximum number of shares which may be issued under the Plan (except increases pursuant to Sections 5(b) and 11 hereof), change the class of Eligible Persons, extend the period specified in the Plan or Award Agreement during which an Award may be exercised, extend the term of the Plan, or change the minimum price for which a share of Common Stock may be purchased under a Stock Option granted under the Plan. The termination or any modification, suspension or amendment of the Plan shall not adversely affect a Participant’s rights under an Award previously granted without the consent of such Participant. The Committee may amend the terms of any Award Agreement, prospectively or retroactively, but no such amendment shall impair the rights of any Participant or permitted transferee without his or her consent.
     (i) Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the sale or exercise of Awards under the Plan shall be added to the Company’s general funds and used for general corporate purposes.
     (j) Section 16. It is intended that the Plan and any grants made to an Eligible Person subject to Section 16 of the Act meet all of the requirements of Rule 16b-3 thereunder. If any provision of the Plan or any Award hereunder would disqualify the Plan or such Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed to be amended to conform to Rule 16b-3.
     (k) No Restriction on Right of Company to Effect Corporate Changes. Nothing in the Plan shall affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the

Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     (l) Award Agreement. The prospective recipient of an Award under the Plan shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then-applicable terms and conditions.
     (m) Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable federal law. The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all Persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Delaware. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.
     (n) Duration of the Plan. The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of shares of Common Stock and/or the payment of cash and/or such Awards have expired unexercised, but no Award shall be granted more than ten (10) years after the effective date hereof.
     (o) Section 409A of the Code. The Plan shall be administered, operated, and interpreted such that all Awards granted hereunder are not considered deferred compensation subject to Section 409A of the Code. Notwithstanding the provisions of Section 12(h) or any other term or provision of this Plan, the Committee may amend or modify the Plan or any Award Agreement, prospectively or retroactively, without the approval of any Participant or beneficiary to the extent necessary to cause the Plan or such Award Agreement to comply with the requirements of Sections 409A of the Code and any rules or regulations issued thereunder by the United States Department of the Treasury.
     (p) Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by a Participant (including, without limitation, gross negligence or malfeasance in the performance of the Participant’s duties or violations of any laws, company policies employment agreements, or confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Corporation or any Affiliate, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Corporation or any Affiliate shall be determined by the Committee in good faith and in its sole and absolute discretion. This Section shall have no effect and be deleted from the Plan following the occurrence of an event described in Section 11.
     (q) Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

MR A SAMPLE

DESIGNATION (IF ANY)

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C123456789

X

Annual Meeting Proxy Card

A

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

01 - Walter A. Bell

For

Withhold

(Term expiring in 2011)

02 - Harris V. Morrissette

For

Withhold

(Term expiring in 2011)

+

2. APPROVAL OF 2008 INCENTIVE PLAN OF

ENERGYSOUTH, INC. as described in proxy statement.

For

Against

Abstain

3. In their discretion, the proxies are authorized to vote upon such other and further business as may properly come before the meeting or any and all adjournments thereof.

B

Non-Voting Items

Change of Address — Please print new address below.

C

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name appears hereon.  If stock is held in the name of joint owners, each should sign.  Attorneys, executors, administrators, guardians, trustees and corporate officers should so indicate.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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C 1234567890

2 1 A V

0 1 5 8 6 8 1

J N T

00TDEB

<STOCK#>

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EnergySouth, Inc.

Proxy Solicited by the Board of Directors for Annual Meeting of Shareholders, January 25, 2008

The undersigned hereby appoints C.S. “Dean” Liollio and G. Edgar Downing, Jr., and each of them, as proxies, each with power of substitution and revocation, to vote at the Annual Meeting of Shareholders of EnergySouth, Inc. (the “Company”) to be held in the Auditorium of the Company at 2828 Dauphin Street, Mobile, Alabama on Friday, January 25, 2008, at 10:00 a.m., Central Standard Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be able to cast if personally present at the Annual Meeting.

The shares represented by this Proxy will be voted in the manner directed herein by the undersigned shareholder. The proxies, or either one of them, are authorized, in their or his discretion to vote the shares of the undersigned shareholder represented by this Proxy in favor of an adjournment or adjournments of said meeting for the purpose of allowing time for additional solicitation of proxies.

IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ALL OF THE DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Please sign, date and mail this Proxy in the envelope provided. No postage is necessary if mailed in the United States.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.